Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia

AND

GATLINBURG SKYLIFT, LLC, a Michigan limited liability corporation

AS SELLERS

AND

CNL INCOME PARTNERS, LP,

a Delaware limited partnership

AS PURCHASER

DATED AS OF DECEMBER 22, 2005

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6.	COVENANTS		26

	6.1.	Confidentiality.	26

	6.2.	Compliance With Applicable Laws.	27

	6.3.	Conduct of the Business.	27

	6.4.	Consents and Approvals.	29

	6.5.	Notices and Filings.	29

	6.6.	Further Assurances.	29

	6.7.	Exclusivity.	29

	6.8.	Bulk Sales.	29

	6.9.	Use of Name.	30

	6.10.	Patriot Act.	30

	6.11.	Disclosure.	30

7.	CLOSING CONDITIONS		30

	7.1.	Mutual Conditions of Closing.	30

	7.2.	Failure of any Mutual Closing Conditions.	31

	7.3.	Purchaser’s Closing Conditions.	31

	7.4.	Failure of Any Purchaser’s Closing Condition.	32

	7.5.	Seller’s Closing Conditions.	32

	7.6.	Failure of the Seller’s Closing Conditions.	33

8.	SKYLIFT CLOSING AND CLOSING		33

	8.1.	Closing Date.	33

	8.2.	Closing Escrow.	34

	8.3.	Seller’s Skylift Closing Deliveries.	34

	8.4.	Seller's Closing Deliveries.	36

	8.5.	Purchaser’s Deliveries.	39

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	8.6.	Possession.	40

9.	PRORATIONS AND EXPENSES		40

	9.1.	Closing Statement.	40

	9.2.	No Prorations.	40

	9.3.	Prepaid Ski Passes.	40

	9.4.	Cash and Utility Deposits.	40

	9.5.	Purchaser’s Transaction Costs.	41

	9.6.	Sellers’ Transaction Costs.	41

10.	DEFAULT AND REMEDIES		41

	10.1.	A Seller’s Default.	41

	10.2.	Purchaser’s Default.	42

	10.3.	No Punitive or Consequential Damages.	42

11.	FIRE OR OTHER CASUALTY; CONDEMNATION		42

	11.1.	Notice.	42

	11.2.	Material Casualty or Condemnation.	42

	11.3.	Non-material Casualty or Condemnation.	43

	11.4.	Risk Of Loss.	43

12.	SURVIVAL, INDEMNIFICATION AND RELEASE		43

	12.1.	Survival.	43

	12.2.	Indemnification by each of the Sellers.	43

	12.3.	Indemnification by Purchaser.	44

	12.4.	Indemnification Procedure.	44

	12.5.	Limitation on Claim.	45

	12.6.	Exclusive Remedy for Indemnification Loss.	45

	12.7.	Arbitration.	46

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13.	MISCELLANEOUS PROVISIONS		47

	13.1.	Notices.	47

	13.2.	Time is of the Essence.	48

	13.3.	Assignment.	48

	13.4.	Successors and Assigns.	49

	13.5.	Third Party Beneficiaries.	49

	13.6.	Rules of Construction.	49

	13.7.	Severability.	49

	13.8.	Jurisdiction and Venue.	50

	13.9.	Waiver of Trial by Jury.	50

	13.10.	Prevailing Party.	50

	13.11.	Incorporation of Recitals, Exhibits and Schedules.	50

	13.12.	Updates of Schedules.	50

	13.13.	Entire Agreement.	51

	13.14.	Amendments, Waivers and Termination of Agreement.	51

	13.15.	Tax Disclosures.	51

	13.16.	Joinder by Boyne.	51

	13.17.	Multiple Purchasers.	52

	13.18.	Execution of Agreement.	52

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LIST OF EXHIBITS AND SCHEDULES TO DISCLOSURE DOCUMENT

List of Exhibits

Exhibit “A”	Cypress Permit

Exhibit “B”	Skylift Lease

Exhibit “C”	Skylift Waiver

Exhibit “D”	Form of Cypress Consent

Exhibit “E”	VANOC Letter Form

Exhibit “F”	Form of Buyback Option Agreement

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List of Schedules

Schedule 1.1A	Environmental Reports

Schedule 2.2.4	Tangible Personal Property

Schedule 2.2.6(iv)	Trademarks

Schedule 2.3.2	Retained Business Assets

Schedule 3.3	Purchase Price Allocation

Schedule 4.2.2	Permitted Encumbrances

Schedule 4.3	Equipment Leases

Schedule 5.1.7	Litigation

Schedule 5.1.9	Tax Audits and Delinquencies

Schedule 5.1.10	Licenses and Permits

Schedule 5.1.13	Contracts

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of December 22, 2005 (the “Effective Date”), by and between CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia (“CBRLP”), GATLINBURG SKYLIFT, LLC a Michigan limited liability corporation (“Skylift”) (each individually a “Seller” and collectively and jointly and severally, the “Sellers”), and CNL INCOME PARTNERS, LP, a Delaware limited partnership (“Purchaser” or “CNL”).

RECITALS

A. CBRLP is the permittee under the “Cypress Permit” (as defined hereinafter) pursuant to which CBRLP possesses certain rights to use and occupy portions of the Cypress Provincial Park in the province of British Columbia for the operation of facilities for skiing, lodging, recreation, and food and beverage service.

B. Skylift is the current lessee under the “Skylift Lease” (as defined hereinafter) pursuant to which Skylift possesses a leasehold estate, and easements to use certain lands situated on Crockett Mountain, in Gatlinburg Tennessee, allowing Skylift the right build and operate a chair-lift and other facilities necessary, useful or convenient for the enjoyment of the chair-lift.

C. CBRLP and Skylift own various improvements and personal property which support and/or are complementary to the businesses operated by CBRLP and Skylift at Cypress Provincial Park and Gatlinburg, respectively.

AGREEMENT

In consideration of the mutual covenants and provisions contained in this Agreement, Seller and Purchaser agree as follows:

1. DEFINITIONS

1.1. Definitions.

The following terms will have the following meanings in this Agreement:

“Affiliate” has the following meaning: two entities are “Affiliates” if (i) one of the entities is a Subsidiary of the other entity; (ii) both of the entities are Subsidiaries of the same Person or entity; or (iii) both of the entities are Controlled by the same Person or entity.

“Agreement” means this agreement with all schedules attached hereto, as each may be amended in accordance with the terms hereof.

“Applicable Laws” means (i) all statutes, laws, common law, by-laws, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” means the Cypress Assets and the Skylift Assets, all as more particularly described in Section 2.2.

“Bankruptcy Code” has the meaning set forth in Section 5.1.14.

“Books and Records” has the meaning set forth in Section 2.2.6(v).

“Boyne” means Boyne USA, Inc., a Michigan corporation, its successors and permitted assigns.

“Businesses” means collectively all of the Cypress Businesses and Skylift Businesses.

“Business Day” means any day other than a Saturday, Sunday or any statutory or federal legal holiday in any of the Province of British Columbia (including any federal holiday), the State of Tennessee, or any federal holiday in the United States.

“CBRLP” means Cypress Bowl Recreations Limited Partnership, a limited partnership organized under the laws of the Province of British Columbia, its successors and permitted assigns.

“Closing” has the meaning set forth in Article 8.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Escrow” has the meaning set forth in Section 8.2.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2.

“Closing Statement” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Article 11.

“Contracts” has the meaning set forth in Section 2.2.6(i).

“Control” means:

A. the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

B. the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership, and “Controlled” has a corresponding meaning.

“Cypress Assets” means all of the Assets of CBRLP or any CBRLP Affiliate which are located on the Cypress Premises, or which are affiliated with, or used in connection to the Cypress Businesses or the Cypress Premises.

“Cypress Businesses” means all businesses currently being conducted by CBRLP, or its assigns, sublessees, agents, permittees, licensees, contractors or Affiliates within, at or in connection with, the Cypress Premises, including, without limitation, (i) alpine ski area services, (ii) nordic ski area services (iii) restaurants, lounges and retail, (iv) ski instruction, (v) chair lift services; (vi) bike park services; and (vii) all services and amenities being operated in support of, or in conjunction with, such businesses.

“Cypress Permit” means Park Use Permit 1506, dated September 13, 1984, as amended by amendments dated February 20, 2001 and October 1, 2001, issued by Her Majesty the Queen in Right of the Province of British Columbia (the “Province”) to CBRLP, a complete description of which permit (including all amendments and agreements modifying or supplementing such permit), is attached hereto as Exhibit “A”.

“Cypress Permit Assignment” means that assignment document pursuant to which the Cypress Permit will be assigned by CBRLP to the Purchaser as set forth in Section 8.3.5.

“Cypress Premises” means all of those Lands to which CBRLP has been granted rights of use pursuant to the Cypress Permit including, without limitation, the Controlled Recreation Area and those portions thereof referred to as the Alpine Ski Area, the Nordic Ski Area, the Parking Facilities, and the Maintenance Areas, as well as the Surrounding Lands, as described therein.

“Deed” means the warranty deed to be delivered by Skylift to the Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1;

“Disclosure Document” means that certain Disclosure Schedule of Exhibits and Schedules executed and delivered concurrently herewith, and references to Schedules or Exhibits in this Agreement means and refers to those Exhibits and Schedules that are attached to the Disclosure Document.

“Employees” means, at the time in question all persons employed full-time and part-time at the Real Property

“Encumbrance” means any mortgage, charge, trust, lien (including claims for liens or certificates of action registered or recorded pursuant to the relevant construction lien legislation),

assignment, pledge, charge, lease, security interest, restriction, claim, demand, easement, encroachment, leasehold estate, defect, license, encumbrance, right to use or acquire, ownership interest, action or other claims, interests or encumbrance of any nature whatsoever.

“Environmental Laws” means any Applicable Laws which regulate or affect the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, in Tennessee (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and including, without limitation, in British Columbia (i) the Canada Environmental Assessment Act (Canada), (ii) the Canadian Environmental Protection Act (Canada), (iii) the Fisheries Act (Canada), (iv) the Transportation of Dangerous Goods Act (Canada), (v) the Waste Management Act (British Columbia), and (vi) the Contaminated Sites Regulation (British Columbia), and similar federal, state, provincial, regional and/or local laws, as amended as of the time in question.

“Environmental Reports” means those certain environmental reports obtained in connection with the Cypress Premises or otherwise in connection with the transactions contemplated herein with respect to certain portions of the Real Property or Premises to the extent specifically identified in Schedule 1.1A hereto.

“ERISA” means the Employee Retirement Income Security Act, as amended from time to time and any regulations, ratings and guidance issued pursuant thereto.

“Escrow Agent” means LandAmerica Title Services or such other escrow agent as is mutually acceptable to the Seller and the Purchaser.

“Excluded Assets” has the meaning set forth in Section 2.3.

“General Conveyance” means the General Conveyance documents to be delivered by the Sellers to Purchaser pursuant to Section 8.3.4.

“Governmental Authority” means any federal, state, provincial, regional or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“GST” means goods and services tax payable pursuant to the Excise Tax Act (Canada).

“Guaranty Agreement” means the guaranty agreement in the form executed by Boyne USA, Inc. in favor of the Purchaser of the Skylift Assets, and an Indemnity Agreement to be executed by Boyne USA, Inc. in favor of the Purchaser of the Cypress Assets.

“Hazardous Substances” means any hazardous or toxic substances, chemicals, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, petroleum or petroleum by-products, polychlorinated biphenyls, mold or other biological contaminants that are regulated by any Environmental Laws or which are otherwise dangerous to human health or safety.

“Improvements” has the meaning set forth in Section 2.2.2.

“Indemnification Claim” has the meaning set forth in Section 12.4.1.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 12.4.1.

“Indemnitor” has the meaning set forth in Section 12.4.1.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Real Property or the Businesses conducted by or on behalf of the Purchaser (or any Affiliate thereof).

“Intangible Assets” has the meaning set forth in Section 2.2.6.

“Lands” has the meaning set forth in Section 2.2.1 of this Agreement.

“Liability” means any claim, liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

“Licenses and Permits” has the meaning set forth in Section 2.2.6(iii).

“New Title Exception” has the meaning set forth in Section 4.2.4.

“Notice” has the meaning set forth in Section 13.1.1.

“Ordinary Course of Business” means the ordinary course of business consistent with a Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrance” means:

A. undetermined or inchoate liens and charges incidental to current construction or current operations which have not been filed or registered in accordance with applicable law or of which written notice has not yet been duly given in accordance with applicable law or that relate to an obligation not yet due or delinquent, which in each case shall remain obligations or liabilities of the Sellers; and

B. with respect to the Cypress Premises, any reservations, limitations, provisions or conditions expressed in any original or other grant from the Crown; and

C. liens for Taxes, assessments or governmental charges or levies not at the time due and delinquent; and

D. as to the Cypress Premises usual endorsements on certificates of title in favor of Governmental Authorities which are not unique to the particular registered owner and which relate to permitted use of fee simple lands, including, without limitation, drainage and dyking endorsements and charges granted by public utilities in respect of their interests in any lands provided that no such endorsements or charges individually or as a whole materially adversely affect the Real Property or the Assets or materially impair their use in the Businesses as presently conducted by the Sellers; and

E. such registered Encumbrances in respect of operating leases of Tangible Personal Property relating to the Businesses as set forth in Schedule 4.4; and

F. all those Permitted Encumbrance under Section 4.2.2.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Plans and Specifications” has the meaning set forth in Section 2.2.6(vi).

“Post-Execution Disclosure” has the meaning set forth in Section 13.12.

“PPSA” means the Personal Property Security Act (British Columbia) as amended from time to time.

“Premises” means the collective real property parcels included within the Cypress Premises and the Skylift Premises.

“Property Condition Evaluations” means the property condition evaluations obtained by the Purchaser in connection with the transaction contemplated herein with respect to certain of the Real Property.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” means CNL Income Partners, LP, a Delaware limited partnership, its successors and permitted assignees.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4.

“Purchaser’s Default” has the meaning set forth in Section 10.2.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of the Purchaser (other than any internal studies, reports and assessments prepared by any of the Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means the Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of the Purchaser or any Affiliate thereof.

“Real Property” means the leasehold estate, the easement interests, and the permit to use the Skylift Premises and the Cypress Premises, as applicable, together with the Lands and the Improvements.

“Retained Business Assets” has the meaning set forth in Section 2.3.2.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Seller” and “Sellers” have the meaning set forth in the first paragraph of this Agreement.

“Seller’s Closing Deliveries” has the meaning set forth in Section 8.3.

“Seller’s Default” has the meaning set forth in Section 10.1.

“Seller’s Documents” has the meaning set forth in Section 5.1.2.

“Sellers’ Due Diligence Materials” means all documents and materials provided by the Sellers to the Purchaser, this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by the Purchaser or any Purchaser representative or agent, based on the information in such documents or materials.

“Sellers’ Indemnitees” means the Seller, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Sellers’ Knowledge” or similar expression, including “best of Seller’s Knowledge”, means the actual knowledge of Maureen Collins and Bobby Swain as to the Cypress Assets, and Ed Grice, Ed Dembek, and Randy Watson as to the Skylift Premises, and Roland Andreeason and Steve Kircher with respect to both Premises, without the requirement for independent verification and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of the Sellers or any of their Affiliates.

“Skylift” means Gatlinburg Skylift, LLC, a Michigan limited liability company, its successors and permitted assigns.

“Skylift Assets” means all of the Assets of Skylift or any Affiliate of Skylift which are located on the Skylift Premises, or affiliated with, or used in connection to the Skylift Leasehold Interest or Skylift Businesses.

“Skylift Businesses” means all businesses currently being conducted by Seller, or its assigns, sublessees, agents, permittees, licensees, contractors or Affiliates within, at or in connection with, the Skylift Premises, including, without limitation, (i) a chair lift facility and (ii) all services and amenities being operated in support or conjunction with the chair lift facility.

“Skylift Closing” means the closing of the acquisition of the Skylift Assets and related transactions.

“Skylift Leasehold Interest” All rights, title and interests granted to the permittee under and pursuant to the Skylift Lease.

“Skylift Lease” means that lease agreement dated September 1, 1953, as amended, by and between Skylift, as lessee, and the Residuary Trust of Rellie Louis Maples under trust agreement created in the Will of Rellie Louis Maple dated May 5, 1983, as lessor (the “Skylift Fee Owner”) (as successor in interest to original fee owner Electrical Appliance Company), a complete description of which lease and all amendments and agreement modifying or supplementing such lease is attached as Exhibit “B”.

“Skylift Lease Assignment” means that assignment document pursuant to which the Skylift Lease will be assigned by the Seller to the Purchaser as set forth in Section 8.3.5.

“Skylift Premises” means all of those lands to which Skylift has been granted rights of use pursuant to the Skylift Lease, including a leasehold estate in Tract One and easement rights in Tracts Two and Three, as described therein.

“Sublease” or “SubPermit” means the sublease, or subpermit, to be executed and delivered by Seller and Purchaser at the Skylift Closing or Closing pursuant to Section 7.1.4. as the case may be.

“Subsidiary” means, in respect of any Person:

A. any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such person and one or more subsidiaries of such person, or (iii) one or more subsidiaries of such Person; or

B. any limited or general partnership, trust, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or

(iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Surveys” means the ALTA Surveys provided by the Seller, in connection with the Skylift Premises, in a form and with such information as may be required by the Title Company to enable the Title Company to delete the standard survey-related exceptions.

“Tangible Personal Property” means all Assets which are not Real Property or Intangible Assets.

“Taxes” means any federal, state, provincial, regional, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on the Seller with respect to the Assets or the Businesses, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, provincial, regional, local or foreign income, capital gain, gross receipts, capital stock, capital, succession, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, registration, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Title Commitment” has the meaning set forth in Section 4.2.2.

“Title Company” means LandAmerica Commercial Services.

“Title Exceptions” has the meaning set forth in Section 4.2.2.

“Title Notice” has the meaning set forth in Section 4.2.2.

“Title Policy” and “Title Policies” have the meanings set forth in Section 4.2.5.

“Trade Payables” means amounts payable to vendors or other suppliers of goods or services for the Businesses.

“Turnover Agreement” means an agreement between Seller and Purchasers to be executed at each of the Skylift Closing and at the Closing pursuant to which Seller agrees to turn over certain assets to the Purchaser at the expiration or termination of the Skylift Sublease, or the Cypress Leases, as described in Section 2.3.2 of the Agreement.

“UCC” means the Uniform Commercial Code in effect in the States of Tennessee and Michigan, as amended from time to time.

“VANOC” means the Vancouver Organizing Committee For The 2010 Olympic Paralympic Winter Games, a Part II Canada Corporations Act corporation organized under the laws of Canada.

“VANOC Agreement” means that certain Games Venue Agreement dated December 10, 2002, by and between CBRLP and Vancouver 2010 Bid Corporation, as amended by an Amending Agreement dated May 26, 2003, which VANOC Agreement was assumed by VANOC.

“Warranties” has the meaning set forth in Section 2.2.6(viii).

2. PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1. Purchase and Sale.

The Sellers agree to sell the Assets to the Purchaser free and clear of all Encumbrances save and except for the Permitted Encumbrances and the Purchaser agrees to buy the Assets from the Sellers, all in accordance with the terms and conditions set out in this Agreement.

2.2. Description of the Assets.

In this Agreement, the “Assets” means all of the following (but expressly excluding only the Excluded Assets):

2.2.1 Lands. The exclusive rights to use the Cypress Premises under the Cypress Permit, and to use the Skylift Premises under the Skylift Lease, together with all appurtenant easements and any other licenses, rights, benefits and interests appurtenant thereto (the “Lands”).

2.2.2 Improvements. All buildings, structures and improvements located on or affixed to the Premises and all fixtures on the Premises which constitute real property under Applicable Law (collectively, referred to as the “Improvements”: the Lands and the Improvements are collectively referred to as the “Real Property”).

2.2.3 Fixtures. All fixtures attached to and forming a part of the Real Property, other than those which constitute Improvements (collectively, the “Fixtures”).

2.2.4 Tangible Personal Property. All Tangible Personal Property, including without limitation any and all furniture, equipment, machinery, tools, appliances and vehicles, including without limitation snow plow trucks, loaders, graders, and snowmobiles, whether owned or leased by a Seller (free of any liens or encumbrances) located at or used in connection with the Businesses as well as items that a Seller has ordered but has not yet received. Attached as Schedule 2.2.4 is a complete and accurate list of all Tangible Personal Property.

2.2.5 Intangible Assets. Subject to the provisions of Section 2.3.2, any and all of the following items which collectively shall be referred to as the “Intangible Assets”:

i. Contracts. All of a Seller’s right, title and interest in and to any contracts and agreements benefiting the Assets or the Businesses (collectively, the “Contracts”) to the extent that such contracts are transferable and Purchaser chooses to accept an assignment thereof, a complete list of which Contracts is set forth in Schedule 5.1.13, together with all deposits made or held by a Seller thereunder, all to the extent that such deposits are transferable, together with all security deposits held by a Seller thereunder.

ii. Marketing Materials. All of a Seller’s right, title and interest in and to any phone and facsimile numbers, customer and supplier lists, credit records, labels and promotional literature with respect to the Businesses.

iii. Licenses and Permits. All of a Seller’s right, title and interest in and to any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by the Seller with respect to the Real Property or the Businesses, including, without limitation, those necessary for the use, operation, or occupancy of the Real Property or the Businesses, a complete listing of which is attached hereto as Schedule 5.1.10 (collectively, the “Licenses and Permits”), together with any deposits made by a Seller thereunder.

iv. Intellectual Property. All of a Seller’s right, title and interest in and to any Intellectual Property as defined in Section 5.1.4, including all registered and unregistered symbols, logos, intellectual property, tradenames, trademarks and variations thereof used in connection with either of the Premises (but excluding any of the foregoing items to the extent relating to a specific Tenant) (collectively, the “Trademarks”); provided that, in the case of data including customer and employee data, Sellers shall only sell and assign to the Purchaser hereunder a copy of such data for use by Purchaser and Sellers shall retain full right and title to use such data without restriction. A true and accurate list of all Trademarks which are the subject of registration or application for registration is attached hereto as Schedule 2.2.6 (iv).

v. Books and Records. All of a Seller’s books and records which relate to the Real Property or the Businesses, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (collectively, the “Books and Records”).

vi. Plans and Specifications. All of a Seller’s right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items, if any, within the control of the Seller which specifically relate to the Real Property to the extent that the foregoing are transferable (collectively, the “Plans and Specifications”).

vii. Property Reports. All of a Seller’s right, title and interest in and to any Environmental Reports, soil reports, and property condition reports.

viii. Warranties. All warranties and guaranties held by a Seller with respect to any Improvements, to the extent that such warranties are transferable (collectively, the “Warranties”).

2.3. Excluded Assets.

Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests are excluded from the Assets that will be conveyed to Purchaser (collectively, the “Excluded Assets”):

2.3.1 Cash. Except for deposits expressly included in Section 2.2.5(i), all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Businesses, short-term deposits, treasury bills, certificates of deposit, investments in short-term commercial paper, guaranteed investment certificates or other deposit securities, refunds in respect of reassessments for Taxes pertaining to the Businesses or Assets including any claims for refunds of Taxes paid or Taxes reimbursed from Governmental Authorities.

2.3.2 Certain Intangible Assets; Consumables and Inventory. Subject to the provisions of this Section 2.3.2 and the Turnover Agreement, all food, liquor, wine, consumable supplies, rental equipment, retail inventory (collectively, the “Consumables and Inventory”). Purchaser is a passive investor in real estate assets and related personal property and has no intent to be the purchaser or operator of the Businesses. The parties intend to negotiate and enter into, at the Skylift Closing, a Sublease Agreement (the “Skylift Sublease”) by which Purchaser or its nominee subleases the Skylift Premises and certain personal property to Skylift, and at the Closing, a Sub-Permit and Lease Agreement (the “Cypress Lease”) (being the Subpermit and Sublease referred to in Section 7.1.4) pursuant to which Purchaser or its nominee grants a sub-permit and lease of the Cypress Premises and certain of the personal property to CBRLP, each of whom will be obligated thereby to continue the operation of the Businesses throughout the term of the Skylift Sublease and Cypress Lease respectively. The parties recognize that all Consumables and Inventory and many of the Intangible Assets are important for the continued operation of the Businesses, but, because of the requirement that Purchaser and its nominees be passive investors, will be excluded assets and shall be retained by Sellers so long as they are operating the Businesses, but that upon termination of the Skylift Sublease and the Cypress Lease, the Consumables and Inventory and the Intangible Assets will be turned over to the Purchaser or the replacement operator designated by the Purchaser in accordance with the Skylift Sublease or the Cypress Lease and the Turnover Agreement. Purchaser will pay Seller the value of such Consumables and Inventory at the time of turnover with a credit for the value of the existing Consumables and Inventory, all as described and as determined by the Turnover Agreement. Consequently, the Consumables and Inventory will be excluded from the transfer and will be retained by the Sellers, for use in the operation of the Businesses, subject to the terms of each of the Turnover Agreements, as applicable, to be entered into at each of the Skylift Closing and the Closing. Similarly, the Sellers and Purchaser have identified those specific Intangible Assets which will be retained by the Sellers for continued use in the operation of the Businesses, subject to the terms of each of the Turnover Agreements. The Consumables and Inventory and the retained Intangible Assets are identified on Schedule 2.3.2 attached hereto (the “Retained Business Assets”).

2.4. Retained Liabilities.

At Closing, the Sellers shall retain all Liabilities for, and the Purchaser shall not have any obligation or Liability concerning (collectively, the “Retained Liabilities”):

i. any Liabilities under the Retained Business Assets and otherwise Liabilities which have arisen or accrued and pertain to a period prior to the Closing Date, including, without limitation, the Liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Contracts and Licenses and Permits; and

ii. the payment of all Taxes and assessments; and

iii. the employment of any Employees of the Seller and/or in connection with the Assets, including the payment of any compensation, accrued paid time off, sick time, personal days and any amounts accrued under any Employee benefit or welfare plan and all pension plan Liabilities, in each and every case whether pertaining to the period prior to, on or after the Closing Date as the Purchaser will not be hiring any Employees and the Seller will continue to employ each and every one of the Employees on terms and conditions as good or better than those in existence as of the date hereof; and

iv. any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property prior to the Closing Date and thereafter while the Skylift Sublease or Cypress Lease remain in effect; and

v. any Liabilities (including costs of cleanup, containment of other remediation) arising from or in connection with any Environmental Laws, or any environmental, health and safety liabilities arising out of or relating to (i) the ownership or operation by any Person of any of the facilities, Assets or the Businesses of Sellers, or (ii) any bodily injury (including illness, disability and death, regardless of when any bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any hazardous activity conducted by any Person with respect to the Assets or the Businesses of Sellers that was present or suspected to be present on or before the Closing Date or thereafter while any Sublease or Subpermit remains in effect, on, within or at the Real Property (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any property and was present or suspected to be present on the Real Property or the Premises, on or prior to the Closing Date or thereafter while any Sublease or SubPermit remains in effect), or (iii) any Hazardous Substance released or allegedly released by any Person on or at the Premises at any time on or prior to the Closing Date or thereafter while any Sublease or Sub-permit remains in effect, it being acknowledged that Liability for any Hazardous Materials first appearing after the date of the closing of each of the Skylift Assets and of the Cypress Assets shall be governed by the terms of the Subpermit or Sublease as appropriate.

vi. The rights and obligations of the Parties under this Section 2.4 shall survive the Skylift Closing or the Closing, as applicable, for the period set forth in Section 12.1 and subject to the limitations of liability set out in Section 12.5.

3. PURCHASE PRICE

3.1. Purchase Price.

The purchase price for the Assets is US $47,440,000.00 (the “Purchase Price”). This purchase price shall be adjusted at Closing as expressly provided in Article 9 of this Agreement.

3.2. Payment of Purchase Price.

3.2.1 Deposit. US $1,000,000.00 (the “Deposit”) which amount was paid by wire transfer to Escrow Agent, in trust, upon the execution of this Agreement, and which shall be held by the Escrow Agent in an interest bearing account and shall be released: (i) to the Sellers on the Closing Date and credited against the amount of the Purchase Price owing to the Sellers; or (ii) to the Sellers if this Agreement is terminated due to a Purchaser default pursuant to Section 10.2; or (iii) to the Purchaser if this Agreement is terminated for any reason other than a default of the Purchaser under Section 10.2.

3.2.2 Payment at Closing. At the Skylift Closing and at the Closing, the Purchaser shall pay to the appropriate Seller by wire transfer, an amount equal to the Purchase Price allocable to the Assets being purchased (as adjusted pursuant to credits and debits provided for hereunder). The Purchaser shall cause the wire transfer of funds to be received by the Escrow Agent no later than 3:00 p.m. (Eastern Time) on the Closing Date.

3.2.3 Method of Payment. All amounts to be paid by the Purchaser to the Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.3. Allocation of Purchase Price.

3.3.1 The Parties agree that the Purchase Price shall be allocated among the Cypress Assets and the Skylift Assets, the Real Property and the Personal Property as set forth in Schedule 3.3. The Parties acknowledge and agree that the allocation set forth in Schedule 3.3 represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the Real Property. The Parties shall file all federal, state, provincial and local or municipal tax returns and related tax documents consistent with the allocation set forth in Schedule 3.3, as the same may be adjusted pursuant to Article 9 or any other provision in this Agreement.

3.4. Goods and Services and Social Service Tax.

The Purchaser will pay all GST and all Provincial sales tax payable pursuant to the Social Service Tax Act, in each case, to the extent payable on the Purchase Price for the Cypress Assets directly to the appropriate Government Authority and provide evidence of said payment to the Seller; provided that if the Purchaser is registered for the purposes of the payment of GST, to the extent permitted by law, the Purchaser may self assess for GST purposes in lieu of paying the GST to the Seller, provided that prior to Closing, the Purchaser provides to the Seller with reasonable evidence as to such GST registration.

4. DUE DILIGENCE AND INSPECTION

4.1. Right to Inspect.

4.1.1 The Purchaser and the Purchaser’s Inspectors shall have the right to enter upon the Real Property from time to time on not less than two (2) Business Days’ notice, at the risk of the Purchaser, and to perform, at the Purchaser’s expense, such inspections of and concerning the Assets and other tests, studies, reviews and investigations, as the Purchaser may deem appropriate in the Purchaser’s sole discretion from time to time. In addition, the Purchaser shall have the right but not the obligation to contact such Governmental Authorities and other interested parties as the Purchaser may elect in its sole discretion in connection with this transaction. To the extent in the Seller’s possession or control, Seller has furnished to the Purchaser copies of the following, each of which, to the Seller’s Knowledge, is or will be a true, correct and complete copy of the document it purports to be, as at the date hereof:

i. The Cypress Permit;

ii. The Skylift Lease;

iii. (All material Licenses and Permits affecting the Real Property, Premises or the Businesses in any material respect;

iv. The most recent real estate tax statements with respect to the Real Property and notices of assessed value for the Real Property issued by applicable authorities;

v. All Contracts affecting the Real Property, the Premises or the Businesses in any material respect;

vi. All tenant leases and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on the Purchaser; and

vii. The VANOC Agreement.

4.2. Matters Relating to Title.

4.2.1 Title. At the Skylift Closing or on the Closing Date, as applicable, the Sellers shall convey to the Purchaser good and marketable licensed or leasehold title to the Assets, free and clear of all Encumbrances, save and except for the Permitted Encumbrances (provided each of said Permitted Encumbrances are in good standing, if applicable). The Sellers covenant and agree, on or before the Skylift Closing or the Closing Date, to discharge at its sole cost and expense, any Encumbrances affecting title to each of the Premises other than the Permitted Encumbrances and to remedy work orders or deficiency notices affecting each of the Premises.

4.2.2 State of Title. Purchaser has undertaken to obtain the following title information regarding the Assets:

i. Land America Title Insurance Commitment No. 82595 issued by Tennessee Valley Title Insurance Co. dated September 1, 2005 (the “Title Commitment”), evidencing those Permitted Encumbrances described in Schedule 4.2. Seller agrees that it will satisfy all Schedule B-1 requirements for issuance of the title policy (“Title Policy”) as set forth in the Title Commitment (including delivery of a release of satisfaction of the mortgage described therein);

ii. UCC searches in Tennessee and Michigan with respect to Skylift, evidencing that there are no UCC Financing Statements filed affecting the Skylift Premises;

iii. A search of the records under the Personal Property Security Act in British Columbia with respect to CBRLP and the Premises and evidencing the filings described on Schedule 4.2.2, all of which shall be considered Permitted Encumbrances; and

iv. A survey of the Skylift Premises prepared by Gatlinburg Land Surveying dated November 7, 2005.

4.2.3 Failure of Title. If at the Skylift Closing or on the Closing Date, as applicable, title to the Real Property is not insurable or if the Assets are subject to any Encumbrance or title defect which is not a Permitted Encumbrance, and the Seller is unable to cure the same, the Purchaser may elect, as its sole right and remedy, either (i) to take such title to the Assets as the Seller can convey, with no abatement of the Purchase Price (except to the extent of monetary liens and security interests of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement. Seller shall obtain a release of all mortgages, liens and security interests encumbering the Real Property or the Tangible Personal Property, other than Permitted Encumbrances, prior to the Skylift Closing with respect to the Skylift Assets and prior to Closing with respect to the Cypress Assets. Seller and Purchaser acknowledge the existence of certain survey defects with respect to the Skylift Premises which the Purchaser and Seller have agreed to resolve in the manner described in Section 4.2.7 of this Agreement.

4.2.4 Updated Title Commitment or Survey. If prior to either the Skylift Closing or the Closing, any update of the Title Commitment or UCC/PPSA searches, as applicable, disclose any Title Exception which is not disclosed in the original Title Commitment or UCC/PPSA searches previously obtained by the Purchaser (a “New Title Exception”) (copies of which have been timely provided to the Sellers), or any update of the Surveys delivered to the Purchaser discloses any Survey Defect which is not disclosed in a Survey previously delivered to the Purchaser (a “New Survey Defect”), the Seller shall exercise commercially reasonable diligent efforts to remove or cure such New Title Exception or New Survey Defect at or prior to the relevant closing. If Seller fails to remove or cure such New Title Exception or New Survey Defect in its entirety by the relevant closing, then Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to the Seller to either (A) defer the Closing Date for a reasonable period not exceeding sixty (60) days to give the Seller an opportunity, at the Sellers’ sole option and at the Sellers’ sole cost and expense, to either (i) remove any Encumbrance or other title objection which is not a Permitted Encumbrance, or (ii) provide the Title Company and the Purchaser such assurances as the Title Company and the Purchaser requires to insure the Purchaser at the Sellers’ sole cost and expense in a manner acceptable to the Purchaser against any loss arising from such encumbrances or other title objections, or (B) to do neither (i) nor (ii) of clause (A) above, in which event the Purchaser shall have the option available to it in Section 4.2.3. In addition if the New Title Exception or New Survey Defect is caused by Seller, the right to sue for damages. The Seller will not create or permit to exist any New Title Exception or New Survey Defect.

4.2.5 Title Policies. At the Skylift Closing or Closing, as applicable, the Seller shall take such steps as may be necessary to cause the Title Company to issue unconditional commitments to issue the Title Policies to the Purchaser, which have been pre-approved by the Purchaser in all respects subject only to the Permitted Encumbrances, or alternatively, to commit in writing to issue such Title Policies to the Purchaser post-Closing.

4.2.6 Conveyance of the Assets. At the Skylift Closing or Closing, as applicable, the Sellers shall convey to the Purchaser good and marketable title to the Assets as follows: (A) the Real Property subject only to Permitted Encumbrances, and (B) the remainder of the Assets, free and clear of all Encumbrances.

4.2.7 Survey Defects Affecting the Skylift Premises. To the extent the survey described in Section 4.2.2 (iv) above evidences certain survey defects and required improvements to the Skylift Premises which remain outstanding following the Skylift Closing, the Seller and Purchaser have agreed that such matters will be addressed pursuant to that certain post-closing agreement executed by the parties and dated concurrently herewith (the ”Skylift Post-closing Agreement”).

4.3. Equipment Leases.

If any equipment used by Sellers in connection with Sellers’ operation of the Businesses on the Premises is leased or lease-financed, then Sellers, subject to the consent of the equipment lessor, assign the Sellers’ rights under such leases (including any purchase option) to Purchaser, [reserving in such assignment the obligation to make all payments on a timely basis for the benefit of Purchaser and the obligation to pay the purchase price for such equipment at the conclusion of the lease term, with such security for Seller’s obligation as Purchaser may reasonably require as a condition for Purchaser’s acceptance of such assignment.] A complete list of all such equipment leases is attached hereto as Schedule 4.4.

4.4. Contracts Requiring Consent.

If a consent or approval of a third party is required to permit the transfer or assignment to the Purchaser of the Sellers’ interest in any of the Contracts (including leases for equipment) is not received on or before the Closing, and if, notwithstanding such non-receipt, the Sellers and the Purchaser proceed to complete the sale and the purchase of the Assets contemplated by this Agreement, the transfer or assignment of those Contracts (including leases for equipment) in respect of which the required consent has not been received on or before the Closing will not be effective in each case until the applicable consent or approval has been received and such

Contract (including leases for equipment) will be held by the Sellers following the Closing in trust for the benefit and exclusive use of the Purchaser. The Sellers shall continue to use all reasonable efforts to obtain the required consents and approvals and shall only make use of such Contracts (including leases for equipment) for the benefit of the Purchaser provided such use does not conflict with the terms of such Contracts (including leases for equipment). Seller will apply for and request consent within ten (10) days after the date of the Agreement.

4.5. Tangible Personal Property Review.

Prior to the Skylift Closing and Closing Date, as applicable, Purchaser and its representatives shall be permitted to enter the Premises on reasonable advance notice (in accordance with Section 4.1 for the purpose of taking an inventory of all Tangible Personal Property related to the Businesses.

4.6. Audited Financial Statements and Appraisals.

To the extent that the Sellers do not have audited financial statements with respect to the Businesses for the three calendar years preceding the date of this Agreement, Seller and Purchaser will make arrangements for the completion of such audited financial statements prior to the Closing, all at Purchaser’s sole cost and expense. Sellers will cooperate with the appraisers retained by the Purchaser for purposes of appraising the value of the Assets and promptly provide such information as may be reasonably required by such appraisers.

4.7. Release and Indemnification.

The Purchaser (for itself and all the Purchaser’s Indemnitees) hereby releases the Sellers’ Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of any Sellers’ Indemnitee. The Purchaser shall defend, indemnify and hold harmless the Sellers’ Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by the Sellers’ Indemnitees arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of any Sellers’ Indemnitee.

5. REPRESENTATIONS AND WARRANTIES

5.1. The Seller’s Representations and Warranties.

To induce the Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, each Seller hereby makes the following representations and warranties in this Section 5.1 each as to its respective Assets and Business and concerning the respective Seller only, upon which the Sellers each acknowledge and agree that the Purchaser is entitled to rely, and as of the Skylift Closing and the Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Skylift Closing and Closing, as applicable, concerning their respective Assets and Business.

5.1.1 Organization and Power. The Seller is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdiction in which its Assets are located, and has all requisite power and authority to own the Assets and conduct its Businesses as currently owned and conducted. Cypress Bowl ULC is the only general partner of CBRLP and Boyne Canada ULC is the only limited partner of CBRLP.

5.1.2 Authority and Binding Obligation. The Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (collectively, the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of the Seller’s Documents. The execution and delivery by Seller of this Agreement and, when executed and delivered, each of the Seller’s Documents, and the performance by Seller of its obligations under this Agreement and, when executed and delivered, each of the Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by the Seller. This Agreement and when executed and delivered the Seller’s Documents, constitute or will constitute legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its and their terms, except to the extent the Purchaser itself is in default hereunder or thereunder.

5.1.3 Title to the Lands and Personal Property. CBRLP is the absolute owner and holder of the rights to use the Cypress Premises under the Cypress Permit. Skylift is the absolute owner and holder of the rights to use the Skylift Premises under the Skylift Lease. Each Seller is the absolute owner of the Improvements and the undisputed owner of all of the Personal Property (other than Personal Property that is leased pursuant to the equipment leases described in Schedule 4.3), free and clear of all Encumbrances other than Permitted Encumbrances, excepting such Encumbrances as shall be paid off and released at or prior to Closing.

5.1.4 Intellectual Property. To the Seller’s Knowledge, Seller owns all rights in, and has all rights necessary to transfer those Assets constituting Intellectual Property to be sold and conveyed hereunder. For the purposes of this Agreement, “Intellectual Property” means (i) any patent, copyright, trademark, service marks, trade name, licenses, franchises or domain name (regardless of whether such rights have been registered), (ii) registrations and applications for registration of any of the foregoing rights listed in clause (i) of this definition, (iii) data of any kind, subject to existing applicable privacy laws, including rights to use personally-identifiable information relating to any natural person or any e-mail address, and (iv) any other proprietary or intellectual property rights of any kind. Without limiting the forgoing, Seller has the right to use those Trademarks shown on the attached Schedule 2.2.6(iv), and Seller has not received notification of any claims or actions by any party disputing or challenging Seller’s right to use such name.

5.1.5 Consents and Approvals; No Conflicts. Subject to the recording of any of the Seller’s Documents as appropriate, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by the Seller of any of the Seller’s Documents, or the performance by the Seller of any of its obligations under this Agreement or any of the Seller’s Documents or the consummation by the Seller of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval has been or will be obtained by the Seller prior to Closing other than with respect to those Contracts for which consent to assignment has not been obtained prior to Closing and which will be subject to the provisions of Section 4.4. The foregoing representation is qualified in that Seller will use diligent reasonable commercial efforts to obtain: (a) with the assistance and cooperation of the Purchaser, the consent and approval of the Minister of Environment to the assignment to Purchaser (or a Purchaser Affiliate), and a Subpermit back to Seller (or a Seller Affiliate) of the Cypress Permit, and (b) a waiver by the existing fee owner of the Skylift Premises of its purchase option under the Skylift Lease. Neither the execution and delivery by the Seller of this Agreement or any of the Seller’s Documents, nor the performance by the Seller of any of their obligations under this Agreement or any of the Seller’s Documents, nor the consummation by the Seller of the transactions described in this Agreement, will (A) violate any provision of the Seller’s organizational or governing documents, (B) violate any Applicable Law to which the Seller are subject, (C) to the Seller’s Knowledge, result in a violation or breach of, or constitute a default under any of the Contracts that affect any of the Assets or Businesses, or Seller in any respect, subject to obtaining consent to assignment and transfer of same in accordance with their terms, including without limitation the Cypress Permit, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

5.1.6 Compliance with Applicable Law and Permitted Encumbrances. The Seller has not received any written notice, of and to Seller’s Knowledge there is no, violation of any Applicable Law with respect to any of the Assets which has not been cured or dismissed, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Assets. The Seller has neither received, nor given, any written notice of any violation of any Permitted Encumbrance which is material to the ownership, value or operation of any of the Assets, which has not been cured or dismissed.

5.1.7 Litigation. Other than as set out in Schedule 5.1.7, the Seller has not (i) been served with any court filing in any litigation with respect to any Assets or the Businesses in which the Seller is named a party which has not been resolved, settled or dismissed and which could otherwise reasonably result in an adverse affect on the Assets, the Businesses, or Seller’s title to any of the Assets or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any Assets or the Businesses which has not been resolved, settled or dismissed and which could reasonably result in an adverse affect on the Businesses or Seller’s Assets. Attached as Schedule 5.1.7 is a true and complete list and description of all such litigation matters presently affecting the Assets or Businesses, including any matters or incidents which, though not presently pending, will likely result in litigation which could materially affect the Assets and Businesses.

5.1.8 Condemnation. The Seller has not received any written notice of any pending condemnation or expropriation proceeding or other proceeding in eminent domain, and to the Seller’s Knowledge, no such condemnation or expropriation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or any portion thereof.

5.1.9 Taxes and Assessments. Other than as disclosed on Schedule 5.1.9 attached hereto: (i) all Taxes which would be delinquent if unpaid have been, or will at the Closing Date, to the extent that such Taxes at such date would be delinquent if not paid; (ii) the Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any Assets which has not been resolved or completed; (iii) the Seller is not currently contesting any Taxes with respect to any Assets; (iv) all sales, use and payroll taxes to which the Businesses are subject have been paid as required and all tax returns and reports have been duly filed; and (v) to the Seller’s Knowledge, there are not outstanding unpaid assessment notices against the Assets.

5.1.10 Licenses and Permits. The Seller has made available to the Purchaser a true and complete copy of the Licenses and Permits material to ownership and operation of the Assets or Businesses, a complete listing of which is attached hereto as Schedule 5.1.10. Except as set forth on Schedule 5.1.10, the Seller has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that materially affect an Asset or the Businesses that have not been cured or dismissed, or (ii) any failure by the Seller to obtain any Licenses and Permits that materially affect an Asset or the Businesses that have not been cured or dismissed.

5.1.11 Real Property Leases. The Seller has not granted to any party any license, lease, easement or other right relating to the use or possession of the Real Property or any part thereof, and there are no leases, subleases, licenses, permits, concessions, or other similar agreements encumbering the Skylift Premises or the Cypress Premises, except as set out in Schedule 5.1.13. The Seller has made available to the Purchaser a true and complete copy of all such leases, subleases, licenses, permits, concessions or other similar agreements (“leases”). To the Seller’s Knowledge, (i) the Seller has neither given nor received any written notice of any breach or default under such leases which have not been cured, (ii) no tenants under such leases are entitled to any rebates, rent concessions or free rent, (iii) no rents due under the leases are presently assigned, hypothecated or encumbered by the Seller, other than in connection with any mortgage encumbering the Real Property which shall be satisfied prior to or in connection with the Closing, (iv) no tenant has notified the Seller in writing of its intent to terminate a lease prior to expiration of the term of such lease; and (vii) no written notice of any default by a Seller under such leases has been received by the Sellers.

5.1.12 Purchase Rights. There are no purchase contracts, options, rights of first refusal or offer or other rights or agreements of any kind, whereby any Person other than the Purchaser will have acquired or will have any right to acquire all or any portion of the Assets.

5.1.13 Contracts. Schedule 5.1.13 sets forth a true, correct and complete list of the Contracts material to ownership and operation of the Assets and Businesses. The copies heretofore delivered to the Purchaser are true, correct and complete in all material respects, and (ii) Sellers are not in default and to Sellers’ knowledge no other party to any Contract is in breach or default under any material obligation thereunder or any provisions thereof.

5.1.14 Bankruptcy. None of the Sellers and/or the partners of the Sellers are insolvent within the meaning of Title 11 of the United States Code, as amended or (ii) a bankrupt or a insolvent person within the meaning of the Companies’ Creditors Arrangement Act and/or the Bankruptcy and Insolvency Act (Canada), as amended (all of said statutes being collectively, the “Bankruptcy Code”), and Seller has not ceased to pay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any Section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States, of Canada, or any political subdivision thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its Assets, which has not been duly and fully discharged prior to the date hereof.

5.1.15 Applicable Laws. No Seller has received any written notice of any violation of any provision of Applicable Law with respect to the ownership, operation, use, maintenance or condition of the Assets, which violation has not been remedied.

5.1.16 Insurance Policies. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Assets which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

5.1.17 Tradenames and Trademarks. The Sellers have the right to use and will take all actions necessary to convey the Trademarks owned by Seller to Purchaser and assign to Purchaser the non-exclusive license and right to use all Trademarks not owned by Seller but used by Sellers in connection with the operation of the Business.

5.1.18 Management Agreements. The Sellers are not a party to any management or franchise agreements with respect to the Assets, except for management agreements with an Affiliate that do not involve any management of the Premises other than maintenance, administration and related services.

5.1.19 Environmental Condition of Assets. Except for all matters described in the Environmental Reports, or described in the Environmental Issues Proposal referred to in Section 7.1.6, Seller represents that:

i. To the Seller’s Knowledge, except as set forth in the Property Condition Evaluations and the Environmental Reports, there are no underground storage tanks and the Real Property does not contain any Hazardous Substances (other than any Hazardous Substances situated at the Real Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Real Property which are stored, held, used and disposed of in compliance with Environmental Laws) and the Seller does not have any Seller’s Knowledge of any Environmental Claims or Environmental Liabilities in respect of the Real Property.

ii. The Sellers have not received any written notice which remains outstanding of any violation of any Environmental Laws and there are no writs, injunctions, orders or judgments outstanding, or lawsuits, claims, proceedings, actions, prosecutions, charges, or hearings against the Sellers, relating to the discharge, deposit, escape or release of any hazardous waste or contaminant (as identified in the Environmental Laws) into the natural environment in, on, over, under or at the Real Property, and there are no outstanding orders or directions issued against the Sellers relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Assets and the conduct of the Business at the Premises, nor have the Sellers received any written notice of any of the foregoing matters.

iii. To Seller’s Knowledge, the Sellers have not, and no other party has, released, spilled, leaked, pumped, poured, emitted, emptied, discharged, deposited, disposed or dumped any Hazardous Substances into the environment (including the air, land, surface water and ground water) in, on, over, under, at or adjacent to the Real Property and the Sellers have not and, to Sellers Knowledge, no other party has used the Real Property at any time for the treatment, transportation, handling, manufacture, storage or disposal of Hazardous Substances.

iv. To Seller’s Knowledge, (a) neither of the Premises or Improvements has been insulated with urea formaldehyde foam insulation or asbestos and (b) the Premises do not contain any polychlorinated biphenyls or any other Hazardous Substances and (c) the Real Property has not been used at any time as a waste disposal site, and (d) the Premises do not contain any underground storage tanks.

5.1.20 Finders and Investment Brokers. The Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, agent, finder, financial adviser or in such other capacity for or on behalf of the Seller in connection with the transactions described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.1.21 Foreign Person. Skylift is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code. CBRLP and each of its partners is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada) and it shall receive the balance of the Purchase Price on Closing on its own account and not as agent or trustee or nominee for any other person.

5.1.22 Financial Statements. The income statements, balance sheets, cash flow and profit and loss statements for the Real Property for fiscal years ended December 31, 2002, 2003, and 2004, and the statements from the first two quarters of 2005, which were provided to the Purchaser: (i) are true and complete copies of the operating statements for such period prepared by the Seller with respect to the Businesses; and (ii) to the Seller’s Knowledge, have been prepared in accordance with US GAAP and present fairly, in all material respects, the operational results of the Businesses for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements, and subject to any changes to presentation that were required or requested by the Purchaser in the preparation of same.

5.1.23 ERISA. Neither (i) any assets of Skylift, nor (ii) any funds to be used by Skylift with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Skylift is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Skylift, nor the performance by Skylift of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

5.1.24 GST. The Assets of CBRLP are all or substantially all of the property used in a commercial activity that forms all or a part of a business carried on by CBRLP. CBRLP has not been and is not now a financial institution for the purposes of the Excise Tax Act (Canada). CBRLP is a registrant for the purposes of the Excise Tax Act (Canada).

5.1.25 No Materially Untrue Statements or Omissions. To Seller’s Knowledge, no representation, warranty or statement in this Agreement made by Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained therein not materially misleading.

5.2. The Purchaser’s Representations and Warranties.

To induce the Sellers to enter into this Agreement and to consummate the transactions described in this Agreement, the Purchaser hereby makes the representations and warranties in this Section 5.2, upon which the Purchaser acknowledges and agrees that the Sellers are entitled to rely and which will be deemed repeated on the Closing Date. To the extent Purchaser assigns to any Affiliate its rights to purchase or convey any of the Assets at Closing, Purchaser shall cause such assignee or designee to provide a certificate at Closing confirming such representations and warranties as to such assignee or designee.

5.2.1 Organization and Power. The Purchaser is duly incorporated, validly existing and in good standing under the laws of its state of organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. The Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by the Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of the Purchaser arising under this Agreement and each of the Purchaser’s Documents. The execution and delivery by the signer on behalf of the Purchaser of this Agreement and, when executed and delivered, each of the Purchaser’s Documents, and the performance by the Purchaser of its obligations under this Agreement, and when executed and delivered, each of the Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by the Purchaser. This Agreement and, when executed and delivered, each of the Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its and their terms, except to the extent the Seller is in default thereunder.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Purchaser of this Agreement or any of the Purchaser’s Documents, the performance by the Purchaser of any of its obligations under this Agreement or any of the Purchaser’s Documents, or the consummation by the Purchaser of the transactions described in this Agreement or any of the Purchaser’s Documents. Neither the execution and delivery by the Purchaser of any of the Purchaser’s Documents, nor the performance by the Purchaser of any of its obligations under any of the Purchaser’s Documents, nor the consummation by the Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of the Purchaser; (B) violate any Applicable Law to which the Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of the Purchaser’s properties are subject.

5.2.4 Finders and Investment Brokers. The Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, agent, finder, financial adviser or in such other capacity for or on behalf of the Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.2.5 Bankruptcy. None of the Purchaser and/or the partners of the Purchaser are insolvent within the meaning of Title 11 of the United States Code, as amended or (ii) a bankrupt or a insolvent person within the meaning of the Companies’ Creditors Arrangement Act and/or the Bankruptcy and Insolvency Act (Canada), as amended (all of said statutes being collectively, the “Bankruptcy Code”), and Purchaser has not ceased to pay its debts as they become due. Purchaser has not filed or taken any action to file a voluntary petition, case or proceeding under any Section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States, of Canada, or any political subdivision thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Purchaser has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Purchaser has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Purchaser has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its assets, which has not been duly and fully discharged prior to the date hereof.

5.2.6 Litigation. The Purchaser has not (i) been served with any court filing in any litigation which has not been resolved, settled or dismissed and which could otherwise reasonably result in an adverse affect on the Assets, the Businesses, or its rights in the Sublease or Subpermit; or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding which has not been resolved, settled or dismissed and which could reasonably result in an adverse affect on the Businesses or the Assets.

5.2.7 Subsidiary of CNL Income Properties, Inc. If and when Purchaser assigns this Agreement in the case of the acquisition of the Skylift Assets on or prior to the Skylift Closing, and in the case of the acquisition of the Cypress Assets on or prior to the Closing Date, each Purchaser designee and assignee is and will be a wholly-owned subsidiary of CNL Income Properties, Inc. and all representations to that effect that are provided to the Minister of Environment for the purposes of obtaining consent to assignment of the Cypress Permit as contemplated by Section 5.1.5, shall be true and correct.

5.2.8 GST. The Purchaser or the relevant Purchaser’s assignee or designee that acquires the Cypress Assets is, or will at the Closing Date be, a registrant for the purposes of the Excise Tax Act (Canada).

6. COVENANTS

6.1. Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Sellers’ Due Diligence Materials, the Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets or the Businesses which is not generally known to the public shall be confidential. Nothing herein shall restrict or limit the Seller from communicating with the fee owner of the Skylift Premises, or with representatives of the Province, tenants, contract parties and others in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or the Purchaser from contacting Seller’s company officials, property engineers and architects, and other third party consultants assisting the Purchaser in its investigation of the Real Property, subject to Section 6.1.3. This right notwithstanding, Purchaser shall coordinate such communication and contact through and with the Sellers.

6.1.2 Public Announcements. Notwithstanding the foregoing or anything else contained herein or elsewhere: (a) a Party shall have the right to make a public announcement regarding the transactions described in this Agreement, provided, however, that the Sellers and Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by the other Party shall be required; and (b) confidential information shall not include: (i) information in the possession of the Purchaser not provided by the Sellers; (ii) public information or information in the public domain at the time of receipt by the Purchaser; (iii) information which becomes public through no fault or act of the Purchaser; (iv) information required to be disclosed by law or by the rules, orders or regulations of any stock exchange or to enforce any of the Purchaser’s rights hereunder, at law, in equity or by statute; and (v) information received in good faith from a third party lawfully in possession of the information and not, to the knowledge of the Purchaser, in breach of any confidentiality obligations; and (c) nothing herein contained shall restrict or prohibit the Purchaser from disclosing the Confidential Information to the Purchaser’s advisors, agents and potential lenders in connection with the services of such Persons relating to this transaction, provided the Purchaser shall apprise such Person of the confidential nature of this transaction.

6.1.3 Communication with Governmental Authorities. The Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Assets and the operation of the Businesses and, in consultation and coordination with the Sellers, request written or verbal confirmation of zoning and any other compliance by the Assets or the Businesses with any Applicable Laws. At the request of the Purchaser, the Sellers shall promptly execute and deliver to the Purchaser letters and authorizations addressed to such applicable Governmental Authorities having jurisdiction as may be requested by the Purchaser or its solicitors from time to time, acting reasonably, authorizing each such Governmental Authority to release to the Purchaser all information that such authority may have with respect to the Assets but the Sellers will not authorize nor will the Purchaser request any such Governmental Authority to inspect the Real Property.

6.2. Compliance With Applicable Laws.

If there exists, prior to the Skylift Closing, with respect to the Skylift Assets or the Closing with respect to the Cypress Assets, any uncorrected violation of an ordinance, public regulation or statute issued by any Governmental Authority (including any fines, interest or penalties thereon due to non-compliance therewith) in respect of the Assets or Businesses that the Seller is aware of, the Seller shall use all diligent reasonable commercial efforts to correct such violations prior to Closing and shall indemnify, defend and save the Purchaser harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom. Nothing contained in this paragraph shall be deemed to limit any rights or remedies the Purchaser may have by reason of a breach of the representations of the Seller set forth elsewhere in this Agreement. The terms of this paragraph notwithstanding, in the event there is an immaterial departure from a public regulation that the Sellers are not aware of and have not been advised to correct by a Governmental Authority, then Seller shall not be required to undertake to correct such violations prior to Closing.

6.3. Conduct of the Business.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the date of this Agreement until the Skylift Closing with respect to the conduct of the Skylift Business, or the Closing with respect to the Cypress Business, as the case may be, or earlier termination of this Agreement, the Seller shall conduct the Businesses in the Ordinary Course of Business, including, without limitation, (i) performing maintenance and repairs and making capital improvements to the Real Property and Improvements in the Ordinary Course of Business; and (ii) maintaining insurance coverage consistent with the Seller’s risk management policies in place as of the date hereof; and (iii) replacing and/or repairing Personal Property in the Ordinary Course of Business. The Seller will use diligent reasonable commercial efforts to preserve intact the Businesses, organization and Assets of the Seller, to keep available the services of the employees of the Seller and to preserve the goodwill of the suppliers and others having business relations with the Seller.

6.3.2 Cypress Permit, Skylift Lease, Tenant Leases, Contracts and Licenses and Rents. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall not, without the Purchaser’s prior written consent, amend, extend, renew or terminate the Cypress Permit or the Skylift Lease or any Contracts or Licenses and Permits, nor enter into any new Contracts, or Licenses and Permits, provided, however, that in the event that Seller is required to act on an emergency basis to enter into any such contract to prevent material damage to the Assets or their operation, Seller may do so provided that at the earliest possible opportunity it notifies Purchaser of such action and provides Purchaser with copies of any such contracts (or amendments or modifications). Seller covenants and agrees to deliver to Purchaser, at least five (5) days prior to the Closing Date, copies of any such agreements (or amendments or modifications) entered into by Seller since the date of this Agreement. Seller agrees to comply with the terms of the Cypress Permit, the Skylift Lease, and all Contracts and Licenses and Permits.

6.3.3 Title. From the date of this Agreement until the Closing or earlier termination of this Agreement, the Seller shall not create any Title Exception which adversely affects any of the Real Property or Tangible Personal Property.

6.3.4 Compliance; Property Maintenance. Seller shall comply with the Tenant Leases and Contracts and shall continue to make all payments due thereunder prior to delinquency. Seller shall maintain the Real Property and Tangible Personal Property in good condition and repair in accordance with industry standards, and maintain adequate supplies and inventory, all pursuant to a commercially reasonable and prudent course of business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in such course of business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Seller shall not sell, remove or otherwise dispose of any significant items of Tangible Personal Property (other than supplies or materials used in connection with the operation or maintenance of the Businesses, which supplies or materials shall be replaced in the ordinary course) unless replaced with an item of like value, quality and utility.

6.3.5 Employees. Seller is and shall remain solely responsible for all Liabilities with respect to all Employees including, without limitation, the timely payment of all wages and salaries payable to, and all pension and welfare benefits and other fringe benefits accrued with respect to all individuals employed by the Sellers at the Premises. The foregoing Seller Liabilities includes, but is not limited to, all pension contributions, employee tax, withholding tax, employment insurance, Canada Pension Plan, health tax remittances, workplace safety and insurance premiums, pay equity payments, vacation pay, holiday pay, all sick pay and/or claims or entitlements for wages, salary or benefits whether arising pursuant to statute, common law, contract, collective agreement or otherwise. At no time hereunder shall any of the Employees at the Premises be deemed the employees of the Purchaser or deemed to be transferred to the Purchaser. It is expressly understood and agreed that the Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of the Premises. Seller will retain, or hire, all employees necessary to continue the Businesses after the Skylift Closing or Closing Date, as applicable, in the same manner as prior to the Skylift Closing or Closing in Seller’s capacity as the sublessee or subpermittee of the Real Property.

6.4. Consents and Approvals.

The Sellers shall be responsible for obtaining all consents and approvals required for the transfer of the Cypress Permit, the Skylift Lease and all Contracts, Licenses and Permits (to the extent not Excluded Business Assets) at the Seller’s cost and expense. The Sellers, with Purchaser’s cooperation, shall, as promptly as possible after the execution of this Agreement, submit all necessary applications and other materials to the appropriate Governmental Authority and the fee owner of the Skylift Premises and take such other actions to effect the transfer of the Cypress Permit, the Skylift Lease and the Licenses and Permits. Purchaser will promptly provide, at its own cost, all such non-confidential information, data and other information, representations, warranties and assurances as may be reasonably requested or required by Governmental Authorities in connection with the transfer of the Cypress Permit. Purchaser shall diligently pursue at Purchaser’s sole cost and expense the issuance of new licenses and permits as may be required prior to the Closing, and the Seller shall reasonably cooperate with the Purchaser to cause any new licenses and permits to be issued to the Purchaser.

6.5. Notices and Filings.

The Seller and the Purchaser shall use commercially reasonable efforts to cooperate with each other to provide written notice to any Person under any tenant leases, including the leases, Contracts or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Real Property as may be required by such Contracts, Licenses and Permits or tenant leases.

6.6. Further Assurances.

From the date of this Agreement until the Closing or termination of this Agreement, the Seller and the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement. After the Closing, the Seller and the Purchaser shall use commercially reasonable efforts to further effect the transactions contemplated in this Agreement.

6.7. Exclusivity.

Seller covenants and agrees to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale or refinancing of the Real Property or any portion thereof or an interest therein, and will deal exclusively with Purchaser in good faith towards the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.8. Bulk Sales.

Seller, at no expense to Purchaser, shall comply with all applicable “bulk sales laws”, if any, in a timely manner (taking into account the timing of the Closing).

6.9. Use of Name.

On or prior to the Closing, the Sellers, at the Purchaser’s cost, shall execute an acknowledgement or consent to the adoption by the Purchaser’s nominee(s) of a name in which the word “Cypress” is used.

6.10. Patriot Act.

Sellers, their respective shareholders and principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

6.11. Disclosure.

Purchaser will notify Seller if to Purchaser’s Knowledge, any of Seller’s representations or warranties in this Agreement are untrue, and if Seller should request additional information in the Purchaser’s possession related thereto, Purchaser will deliver such to Seller. The failure of Purchaser to so notify Seller will be a defense as to any claim by Seller for misrepresentation and warranty as to such information as was in Purchaser’s Knowledge prior to the Closing. “Purchaser’s Knowledge” shall be limited to the actual knowledge of Baxter Underwood, Myron Thomas and Dawn Worth, without independent verification other than the Environmental Report and the Property Condition Report. Failure of Purchaser to disclose shall not give rise to any liability or obligation of Purchaser, but all such undisclosed information shall be deemed to be a “Post-Execution Disclosure” pursuant to Section 13.12B of this Agreement. Disclosure in any part of this Agreement or in any Exhibit or Schedule is deemed to be disclosure for all purposes within this Agreement.

7. CLOSING CONDITIONS

7.1. Mutual Conditions of Closing.

The obligations of either party to close on the sale and purchase of the Cypress Assets described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

7.1.1 Injunction. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, which would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.2 Province Consent. The appropriate Governmental Authority shall have delivered a consent to the assignment and sale to Purchaser of all of CBRLP’s right, title and interest under the Cypress Permit and the right of CBRLP as sub-permittee to operate the Business pursuant to the Cypress Permit (the “Cypress Consent”) in substantially the form attached hereto as Exhibit “D” with such changes, acceptable to the Parties hereto, as such Governmental Authority may reasonably require.

7.1.3 Adverse Law. No Applicable Law shall have been enacted or exist that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.4 Acceptable Subpermit and Sublease. The Parties, or, as applicable, their respective nominees, shall have executed and delivered to the other a triple-net Sublease as to the Skylift Assets, and a Subpermit and Lease as to the Cypress Assets in form and substance acceptable to the Parties, pursuant to which the Seller is given possession of the Real Property and such of the Tangible Personal Property as necessary to operate the Businesses and Purchaser receives rent in an amount and at times to be defined therein.

7.1.5 Closing Document Forms. To the extent that the forms of any other documents for delivery at Closing have not been substantially agreed upon as of the date of this Agreement, the Seller and Purchaser shall have agreed by Closing upon such forms in their entirety, including without limitation the Turnover Agreement and the Subpermit.

7.1.6 Environmental Issues. Seller and Purchaser shall each have settled, executed and delivered an agreement with respect to certain matters raised by Purchaser’s consultants in the Environmental Reports with respect to the Cypress Premises which agreement shall be consistent with the terms of the post-closing Environmental Issues Proposal dated concurrently herewith and executed by both the Seller and the Purchaser.

7.2. Failure of any Mutual Closing Conditions.

If any of the Mutual Closing Conditions are not satisfied at the Closing (a “Mutual Closing Condition Failure”), and either Party shall have the right, on notice to the other, to either (i) terminate this Agreement by providing written notice to the other, in which case the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein.

7.3. Purchaser’s Closing Conditions.

The Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to, as applicable, the Skylift Closing or the Closing, of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.3.1 The Sellers’ Deliveries. All of the Sellers’ Closing Deliveries shall have been delivered to the Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Purchaser at Closing.

7.3.2 Representations and Warranties. The representations and warranties of the Sellers in this Agreement shall be true and correct in all material respects as of the Closing.

7.3.3 Covenants and Obligations. The covenants and obligations of the Sellers in this Agreement shall have been performed in all material respects.

7.3.4 Title. With respect to the Skylift Closing, the Title Company shall have irrevocably committed to issue the Title Policy pursuant to Section 4.2.2 with all standard exceptions deleted and all requirements for issuance of the Title Policy satisfied and deleted. On each Closing Date, title to the Assets to be conveyed at Closing shall be a good and marketable title, free and clear of all Encumbrances, as required by Section 4.

7.3.5 Change in Environmental Condition of Real Property. No event shall have occurred following the date of this Agreement and prior to the Closing Date which would result in a violation of any Environmental Law.

7.3.6 Adverse Proceedings. No litigation or other court action shall have been commenced which would adversely affect the Assets or the Businesses or which seeks to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.3.7 Opinion of Counsel. The Purchaser shall have received an opinion(s) of counsel for the Sellers, dated as of the Closing Date in a form reasonably acceptable to Purchaser with such qualifications as Sellers’ counsel deems necessary in order to render such opinion(s).

7.3.8 VANOC Letter. Prior to the Closing, Seller, using all reasonable commercial efforts and with the reasonable assistance of Purchaser (including the provision of any non-confidential information regarding the Purchaser that is reasonably requested by VANOC), shall have obtained and delivered to Purchaser a letter consent from VANOC in substantially the form attached hereto as Exhibit “E.”

7.4. Failure of Any Purchaser’s Closing Condition.

If any of the Purchaser’s Closing Conditions is not satisfied at the Closing (a “Purchaser’s Closing Condition Failure”), and Seller fails to cure such condition failure within 15 days after written notice is received from Purchaser, then the Purchaser shall have the right, in the Purchaser’s sole and absolute discretion, to either (i) terminate this Agreement by providing written notice to the Seller, in which case the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of the Purchaser in respect thereof.

7.5. Seller’s Closing Conditions.

The Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller’s Closing Conditions”):

7.5.1 Receipt of the Purchase Price. The Purchaser shall have paid to the Seller or deposited with Escrow Agent with irrevocable written direction to disburse the same to the Seller, the Purchase Price (as adjusted pursuant to Article 9).

7.5.2 Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to the Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at Closing, including without limitation, the Subpermit Agreement and Sublease Agreement, referenced in Section 7.1.4, on mutually agreeable terms.

7.5.3 Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.5.4 Covenants and Obligations. The covenants and obligations of the Purchaser in this Agreement shall have been performed in all material respects.

7.5.5 Opinion of Counsel. The Sellers shall have received an opinion(s) of counsel for the Purchaser, dated as of the Closing Date in a form reasonably acceptable to Sellers with such qualifications as Purchaser’s counsel deems necessary in order to render such opinion(s).

7.6. Failure of the Seller’s Closing Conditions.

If a Purchaser’s Closing Condition Failure has not occurred and any of the Seller’s Closing Conditions is not satisfied at the Closing (a “Seller’s Closing Condition Failure”), and Purchaser fails to cure such condition failure within 15 days after written notice from Seller to Purchaser of such failure (excepting a failure to deliver the Purchase Price at the Closing for which the cure period shall be two (2) Business Days from such written notice) then the Seller shall have the right, in the Seller’s absolute discretion, to either (i) terminate this Agreement by providing written notice to the Purchaser, in which case the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein.

8. SKYLIFT CLOSING AND CLOSING

8.1. Closing Date.

The closing of the acquisition of the Skylift Assets and related transactions shall occur on the date of this Agreement (the “Skylift Closing”). The closing of the acquisition of the Cypress Assets and related transactions shall occur on that date which is mutually agreed to in writing by the Seller and the Purchaser, but in any event on or before that date which is the earlier of (a) the 10th business day after the Province has issued the Cypress Consent described in Section 7.1.2 of this Agreement, and the VANOC Letter described in Section 7.3.8 and all other conditions of closing relevant to such acquisition of the Cypress Assets and related transactions set out in Article 7 have been satisfied, or (b) the 180th day after the date of this Agreement (the “Outside Closing Date”). The date on which the Closing occurs or is scheduled to occur is referred to herein as the “Closing Date”. If the Parties cannot agree on a Closing Date for the Cypress Assets, the Closing Date will be the Outside Closing Date. The Closing shall occur in Orlando, Florida, or such other place as agreed to in writing between the Seller and the Purchaser. For greater certainty, and as used in this Agreement, the term “Closing” relates to the closing of the acquisition of the Cypress Assets and related transactions only.

8.2. Closing Escrow.

If the Parties agree to effect the Skylift Closing or the Closing as the case may be, through an escrow, then such closing shall take place by means of an escrow (the “Closing Escrow”), in which case at or prior to the Skylift Closing or Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance consistent with the requirements of this Agreement and reasonably acceptable to the Seller, the Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the applicable portion of the Purchase Price to be paid by the Purchaser pursuant to Section 3.2 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by the Seller and the Purchaser at the Skylift Closing or the Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at the Skylift Closing or the Closing, the applicable portion of the Purchase Price (as adjusted pursuant to Article 9) shall be disbursed to the Seller and the documents deposited into the Closing Escrow shall be delivered to the Seller and the Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3. Seller’s Skylift Closing Deliveries.

At the Skylift Closing, the Seller shall deliver or cause to be delivered to the Purchaser all of the following documents, each of which shall have been duly executed by the Seller and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Seller’s Skylift Closing Deliveries”), as follows:

8.3.1 Closing Certificate. Closing certificates, together with a copy of all appropriate resolutions, consents and approvals.

8.3.2 Deed. A warranty deed (or its equivalent in the applicable jurisdiction) (with such modifications as are required in the applicable jurisdiction) conveying the Improvements located on the Skylift Premises to the Purchaser, subject to the Permitted Encumbrances.

8.3.3 Bill of Sale. A Bill of Sale transferring to the Purchaser the Tangible Personal Property for the Skylift Assets on the terms set forth therein.

8.3.4 General Conveyance. A General Conveyance and Assignment of Contracts and Licenses and Permits and Intangible Assets assigning and conveying to Purchaser the Improvements located at the Skylift Premises and those Contracts and Licenses and Permits and Intangible Assets relating to the Skylift Assets which are not Excluded Business Assets on the terms set forth therein.

8.3.5 Assignment and Assumption of Skylift Lease. An Assignment and Assumption of the Skylift Lease with such changes as may be required by the fee owner of the Skylift Premises, and with the written consent of the fee owner required for such assignment.

8.3.6 Confirmation of Rights to Existing Uses. The Confirmation of Rights executed by the fee owner of the Skylift Premises and Skylift and the Purchaser.

8.3.7 The Sublease. The Sublease for the Skylift Assets described in Section 7.1.4.

8.3.8 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from the Seller and/or its legal counsel to issue the Title Policies for the Skylift Premises, and for Seller to deliver good and marketable title to the Real Property and the Personal Property, free and clear of any Encumbrances, other than Permitted Encumbrances for the Skylift Premises.

8.3.9 Other Declarations. Any real estate transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Real Property at the Skylift Premises.

8.3.10 FIRPTA Certificates and Title Affidavits. An affidavit from Skylift with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended, and the regulations issued thereunder) and any similar state tax requirements and an affidavit from the Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the title policy that the Seller has not done or caused to be done any work on the Real Property at the Skylift Premises that has not been paid for and as to which mechanics’ liens or builders’ liens may be filed against the Real Property following the Skylift Closing.

8.3.11 Original Documents. To the extent not previously delivered to the Purchaser, all originals (or copies if originals are not available) of the Contracts, Licenses and Permits in connection with the Skylift Assets and the Skylift Premises; subject however to the right of Seller to retain possession or control of and assume continued responsibility for performance under any of the foregoing that is granted in any Sublease entered into between Seller and Purchaser at the Skylift Closing.

8.3.12 Closing Statement. The Closing Statement prepared pursuant to Section 9.1 for the Skylift Assets and an undertaking to re-adjust in connection therewith.

8.3.13 Authority Documents and Counsel’s Opinion. A corporate resolution, and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Seller, and an opinion of Seller’s counsel in a form satisfactory to Purchaser.

8.3.14 Notices to Third Parties. Executed written notices as may be required by Purchaser from the applicable Seller to each party to the Contracts, Licenses or Permits in connection with the Skylift Assets advising such third party of the transaction.

8.3.15 Intellectual Property. In connection with the Skylift Assets only, an Assignment in favor of the Purchaser of the Trademarks and, subject to the provisions of this Agreement, other Intellectual Property used by the Seller in connection with the operation of the Businesses at the Skylift Premises, subject to rights granted to Seller in any Sublease or other license entered into between Sellers and Purchaser at the Skylift Closing.

8.3.16 Property Related Deliveries. At the Skylift Closing, as appropriate to the Skylift Assets being delivered and to the extent not previously delivered: (1) plans and specifications for the improvements if any exist; (2) all unexpired warranties and guarantees, if any, which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements at the Skylift Premises, to the extent available and in Seller’s possession or control; (3) copies of all keys, codes and security devices for the Improvements at the Skylift Premises, if any; (4) copies of all Contracts affecting the Skylift Businesses that will remain in effect after the Skylift Closing; (5) copies of all Licenses and Permits for the Skylift Assets; (6) certificates of title if any, which title shall show the transfer of the Skylift Premises and/or the Skylift Assets from Seller to Purchaser; and (7) all other materials necessary for the continuity of the Skylift Businesses, subject to the rights of Sellers to retain possession or control of and assume continued responsibility for performance under any of the foregoing that is granted in any Sublease, License or Turnover Agent entered into between Sellers and Purchaser at the Skylift Closing.

8.3.17 Certificate of the Sellers. A certificate of an officer of the Sellers certifying that each of the Sellers’ covenants, representations and warranties in Section 5.1 hereof remains true and accurate as of the Skylift Closing.

8.3.18 Release. A recordable release or satisfaction in respect of each Encumbrance in place against any of the Skylift Assets as of the Skylift Closing other than the Permitted Encumbrances;

8.3.19 Direction. A direction as to the payee or payees of the allocable portion of the Purchase Price for the Skylift Assets as set forth in Schedule 3.3.

8.3.20 Consents. All third party consents, waivers from or notifications to any third Person required under the terms of any of the Contracts or any other agreement affecting the Skylift Premises or otherwise in connection with the conveyance, transfer and assignment of the Skylift Assets to the Purchaser, other than as may be subject to Section 4.5.

8.3.21 Buyback Option Agreement. The Buyback Option Agreement and any memorandum in recordable form evidencing the existence thereof.

8.3.22 Turnover Agreement. The Turnover Agreement as to the Skylift Assets.

8.3.23 Guaranty. The Guaranty Agreement as to the Skylift Lease.

8.3.24 Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser or the Title Company in order to consummate the Skylift Closing.

8.4. Seller’s Closing Deliveries.

At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to the Purchaser at Closing, all of the following documents, each of which shall have been duly executed by the Seller and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Seller’s Closing Deliveries”), as follows:

8.4.1 Closing Certificate. Closing certificates substantially in the form delivered at the Skylift Closing, together with a copy of all appropriate resolutions, consents and approvals.

8.4.2 Deed. A warranty deed (or its equivalent in the applicable jurisdiction) substantially in the form delivered at the Skylift Closing, (with such modifications as are required in the applicable jurisdiction) conveying the Improvements located on the Skylift Premises to the Purchaser, subject to the Permitted Encumbrances.

8.4.3 Bill of Sale. A Bill of Sale substantially in the form delivered at the Skylift Closing, transferring to the Purchaser the Tangible Personal Property for the Cypress Assets on the terms set forth therein.

8.4.4 General Conveyance. A General Conveyance and Assignment of Contracts and Licenses and Permits and Intangible Assets in the form delivered at Skylift Closing, assigning and conveying to Purchaser the Improvements located at the Cypress Premises and those Contracts and Licenses and Permits and Intangible Assets relating to the Cypress Assets, which are not Excluded Business Assets on the terms set forth therein (including without limitation, the VANOC Agreement).

8.4.5 Assignment of Cypress Permit. An Assignment of the Cypress Permit, with the written consent of the Governmental Authority required for such assignment as contemplated by Section 7.1.2.

8.4.6	The Subpermit. The Subpermit and Lease for the Cypress Premises as described in Section 7.1.4.

8.4.7 Other Declarations. Any real estate transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Real Property at the Cypress Premises.

8.4.8 Original Documents. To the extent not previously delivered to the Purchaser, all originals (or copies if originals are not available) of the Contracts, Licenses and Permits in connection with the Cypress Assets; subject however to the right of Seller to retain possession or control of and assume continued responsibility for performance under any of the foregoing that is granted in any Sub-permit or Lease entered into between Seller and Purchaser at Closing.

8.4.9 Closing Statement. The Closing Statement prepared pursuant to Section 9.1 for the Cypress Assets and an undertaking to re-adjust in connection therewith.

8.4.10 Authority Documents and Counsel’s Opinion. A corporate resolution, and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Seller, and an opinion of Seller’s counsel in a form satisfactory to Purchaser.

8.4.11 Notices to Third Parties. Executed written notices as may be required by Purchaser from the applicable Seller to each party to the Contracts, Licenses or Permits in connection with the Cypress Assets advising such third party of the transaction.

8.4.12 Intellectual Property. An Assignment in favour of the Purchaser of the Trademarks and, subject to the provisions of this Agreement, other Intellectual Property used by the Seller in connection with the operation of the Cypress Businesses subject to rights granted to Seller in any Subpermit lease or other license entered into between Sellers and Purchaser at Closing.

8.4.13 Property Related Deliveries. On the Closing Date, as appropriate to the Cypress Assets being delivered on such Closing Date and to the extent not previously delivered: (1) plans and specifications for the improvements if any exist; (2) all unexpired warranties and guarantees, if any, which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements at the Cypress Premises, to the extent available and in Seller’s possession or control; (3) copies of all keys, codes and security devices for the Improvements at the Cypress Premises, if any; (4) copies of all Contracts affecting the Cypress Businesses that will remain in effect after the Closing; (5) copies of all Licenses and Permits for the Cypress Assets; (6) certificates of title if any, which title shall show the transfer of the Cypress Premises and/or the Cypress Assets from Seller to Purchaser; and (7) all other materials necessary for the continuity of the Cypress Businesses, subject to the rights of Sellers to retain possession or control of and assume continued responsibility for performance under any of the foregoing that is granted in any Sub-permit, Lease, License or Turnover Agent entered into between Sellers and Purchaser at Closing.

8.4.14 Certificate of the Sellers. A certificate of an officer of the Sellers certifying that each of the Sellers’ covenants, representations and warranties in Section 5.1 hereof remains true and accurate as of the Closing Date.

8.4.15 Discharges. A registrable discharge in respect of each Encumbrance in place as of the Closing Date against any of the Cypress Assets as of the Closing Date other than the Permitted Encumbrances.

8.4.16 Direction. A direction as to the payee or payees of the Purchase Price for the Cypress Assets as set forth in Schedule 3.3.

8.4.17 Consents. All third party consents, waivers from or notifications to any third Person required under the terms of any of the Contracts or any other agreement affecting the Cypress Premises or otherwise in connection with the conveyance, transfer and assignment of the Cypress Assets to the Purchaser, other than as may be subject to Section 4.5.

8.4.18 Turnover Agreement. The Turnover Agreement as to the Cypress Assets.

8.4.19 Indemnity. The Indemnity Agreement as to the Cypress Leases.

8.4.20 Other Documents. Such other documents and instruments as may be reasonably requested by the Purchaser or the Title Company in order to consummate the transactions described in this Agreement.

8.5. Purchaser’s Deliveries.

At the Skylift Closing and/or at the Closing, as applicable, the Purchaser shall deliver or cause to be delivered to the Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to the Seller all of the documents, each of which shall have been duly executed by the Purchaser and acknowledged (if required), and other items, set forth in this Section 8.5 (the “Purchaser’s Closing Deliveries”), as follows:

8.5.1 Purchase Price. The Purchase Price (as adjusted pursuant to Article 9) to be paid by the Purchaser allocable to the Skylift Assets at the Skylift Closing and allocable to the Cypress Assets at the Closing.

8.5.2 Closing Certificate. A certificate of an officer of the Purchasers certifying that each of the Purchasers’ covenants, representations and warranties in Section 5.2 hereof remains true and accurate as of the Skylift Closing and as of the Closing Date.

8.5.3 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by the Seller under Section 8.3 and Section 8.4, which requires execution by the Purchaser, including without limitation the Sublease and Subpermit.

8.5.4 Authority Documents. A corporate resolution and an incumbency certificate to evidence the capacity and authority of any corporate officer signing on behalf of the Purchaser and, as applicable, all assignees or designees of the Purchaser as contemplated by this Agreement.

8.5.5 License of Intellectual Property. A license of all Intellectual Property transferred to the Purchaser pursuant to the Assignment set out in Section 8.3.15 or Section 8.4.14, as applicable for each of the Skylift Closing or the Closing, granting the Sellers the exclusive right and license to use the Intellectual Property in connection with the operation of the Businesses for the term of the Sublease and Subpermit and Lease.

8.5.6 Option to Purchase. At the Skylift Closing, an option in favor of Sellers (and Boyne USA, Inc.) to repurchase the Assets as set forth in the Buyback Option Agreement in substantially the form attached as Exhibit “K” which will include an assignment of Intellectual Property and Intangible Assets.

8.5.7 The Sublease and Subpermit. The Sublease and the Subpermit described in Section 7.1.4 at each of the Skylift Closing and Closing, as applicable.

8.5.8 Other Documents. Such other documents and instruments as may be reasonably requested by the Sellers in order to consummate the transactions described in this Agreement.

8.6. Possession.

8.6.1 Skylift Premises. The Seller shall deliver vacant possession of the Skylift Assets to the Purchaser upon completion of the Skylift Closing, subject to the rights of Seller to continue possession under the terms and subject to the conditions of any Sublease.

8.6.2 Cypress Premises. The Seller shall deliver vacant possession of the Cypress Assets to the Purchaser upon completion of the Closing, subject to the rights of Seller to continue possession under the terms and subject to the conditions of any Subpermit or Lease.

9. PRORATIONS AND EXPENSES

9.1. Closing Statement.

No later than two (2) Business Days prior to the Skylift Closing and the Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Real Property as may be necessary to make the adjustments to the Purchase Price as set forth in this Article 9 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to the Skylift Closing and Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at the Skylift Closing in respect of the Skylift Assets and at the Closing in respect of the Cypress Assets, and such adjustments shall be final with respect to the items set forth in the Closing Statement.

9.2. No Prorations.

Seller as the owner of the Skylift Assets prior to the Skylift Closing, and as the sublessee with respect to the Skylift Assets after the Skylift Closing, and as the owner of the Cypress Assets prior to the Closing and as the subpermitee with respect to the Cypress Assets after Closing, shall be continuously responsible for the payment of the following items: (a) Taxes and assessments; (b) tenant lease expenses and security deposits, if any; (c) Contract rights to receive and obligations to pay; (d) deposits and fees under any Licenses and Permits; (e) utility expenses; and (f) Trade Payables. Consequently there shall be no proration at Skylift Closing or at the Closing of any of these items noted in this Section 9.2.

9.3. Prepaid Ski Passes.

To the extent that Seller has collected income prior to Closing for season ski passes attributable to the 2005-2006 ski season at the Cypress Premises, Seller will be entitled to the benefit of such revenues.

9.4. Cash and Utility Deposits.

All cash on hand, escrow and reserve accounts of the Seller, guaranteed investment certificates or other deposit securities, refunds in respect of reassessments for Taxes pertaining to the Businesses or Assets including any claims for refunds of Taxes paid or Taxes reimbursed from Governmental Authorities., utility or other deposits made by the Seller (other than tenant security deposits and other deposits), accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Skylift Closing or Closing Date, as applicable, shall remain the property or responsibility, as applicable, of the Seller. The Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property before the Skylift Closing or Closing Date, as applicable, and pursuant to the Sublease or Sub-permit shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Real Property on and after the Skylift Closing or Closing Date, as applicable.

9.5. Purchaser’s Transaction Costs.

In addition to the other costs and expenses to be paid by the Purchaser as set forth elsewhere in this Agreement, the Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by the Purchaser for the Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of the Purchaser’s attorneys, accountants and consultants; (iii) the costs and expenses incurred in connection with the appraisals described in Section 4.7; (iv) the fees and expenses incurred by Purchaser in connection with the preparation and issuance of the Title Policy; (v) the fees and expenses for the Survey; (vi) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by the Purchaser; (vii) all of the fees and expenses for the Escrow Agent; (viii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets, and (ix) the cost of preparing three (3) years of accounting statements for the Sellers by Purchaser’s auditor’s or an accounting firm approved by Purchaser’s auditors.

9.6. Sellers’ Transaction Costs.

The Sellers shall pay for the following items in connection with this transaction: (i) the fees and expenses of the Sellers’ legal counsel, accountants, and consultants, (ii) any fees or expenses payable for the assignment, transfer or conveyance of any Contracts, Licenses or Permits; and (iii) the cost of clearing title and filing any documents required for such.

10. DEFAULT AND REMEDIES

10.1. A Seller’s Default.

If, at or any time prior to Closing, the Seller fails to perform in any material respect its covenants or obligations under this Agreement not excused by Purchaser’s Default (a “Seller’s Default”), and such Seller’s Default continues for 15 days after Seller’s receipt of written notice from the Purchaser then the Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement, in which case the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination and shall be returned the Deposit, or (b) proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) obtain a court order for specific performance; or (d) pursue any other remedy available at law or in equity.

10.2. Purchaser’s Default.

If at any time prior to Closing, the Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused or excused by a Seller’s Default (a “Purchaser’s Default”), and such Purchaser’s Default continues for 15 days after Purchaser’s receipt of written notice from the Seller and no material Seller’s Default has occurred which remains uncured, then the Seller may elect, as its sole and exclusive remedy, (a) to terminate this Agreement by providing written notice to the Purchaser, in which case the Parties shall have no further rights or obligations under this Agreement, except that Seller may as its sole and exclusive remedy hereunder for such default recover and be delivered the Deposit as full and adequate liquidated damages; or (b) waive such default and proceed to Closing pursuant to this Agreement; or (c) obtain a court order for specific performance.

10.3. No Punitive or Consequential Damages.

Notwithstanding anything herein to the contrary, no Party shall be liable to any other Party under this Agreement for punitive or lost profits or other consequential damages.

11. FIRE OR OTHER CASUALTY; CONDEMNATION

11.1. Notice.

Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at the Premises between the date hereof and the date of the Closing provided for hereunder, or of any actual or threatened condemnation of all or part of the Assets, or any appurtenance thereto, or of any actual, proposed or threatened modification or termination of the current access to or from the Premises.

11.2. Material Casualty or Condemnation.

If prior to the Closing there shall occur (i) damage to the Assets caused by fire or other casualty which would cost $100,000.00 or more to repair; or (ii) the taking by condemnation of all or such portion of the Premises as would materially interfere with Purchaser’s use and enjoyment thereof; or (iii) a material adverse modification to or termination of the current access to or from the Premises or of sewer or other utility service, then, and in any such event, Purchaser may terminate this Agreement by written notice given to Seller within twenty (20) days after Purchaser has received the notice referred to in Section 11.1 hereof, or at the Closing, whichever is earlier, in which event the parties shall be released from any further obligations under this Agreement. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price, and there shall be assigned to Purchaser at the Closing all of Seller’s interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation and Purchaser shall receive a credit at Closing in an amount equal to any such insurance proceeds or condemnation awards paid to Seller prior to Closing and not expended in repair or replacement of the Assets together with a credit in the amount of the deductible under such policy of insurance.

11.3. Non-material Casualty or Condemnation.

If prior to the Closing there shall occur (i) damage to the Assets caused by fire or other casualty which would cost less than $100,000.00 to repair, which damage is fully insured and for which there shall be business interruption insurance to cover loss of business therefrom by Purchaser after Closing, or (ii) the taking by condemnation of a portion of the Premises which is not material to the use or enjoyment thereof; then, and in either such event, Purchaser shall have no right to terminate this Agreement, but there shall be assigned to Purchaser at the Closing all interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, and Purchaser shall receive a credit at Closing in an amount equal to any such insurance proceeds or condemnation awards paid to Seller prior to Closing and not expended in repair or replacement of the Assets together with a credit in the amount of the deductible under such policies of insurance, it being the intention of the parties that, except for ordinary wear and tear, Purchaser shall be entitled to acquire the Premises as of the Closing, in the same condition it is in at the Effective Date of this Agreement or Purchaser shall be entitled to receive at Closing sufficient funds from the condemner, the insurer or Seller to restore the Premises. In the event that the condemnations award or the insurance proceeds are not adequate to restore the Premises to its condition as of the Effective Date of this Agreement Purchaser may cancel this Agreement, in which event the parties hereto shall be automatically released from any further obligations under this Agreement unless Seller agrees to give Purchaser a credit at Closing in an amount equal to the shortfall in the insurance or condemnation proceeds required to restore the Premises.

11.4. Risk Of Loss.

Except as otherwise expressly provided in this Article 11, all risk of loss or damage to the Assets or any part thereof by fire or any casualty, from the date hereof until the Closing provided for herein, shall remain on Seller.

12. SURVIVAL, INDEMNIFICATION AND RELEASE

12.1. Survival.

The representations and warranties, covenants and obligations (including without limitations obligations of defense and indemnification) of Seller and Purchaser shall survive the Skylift Closing or the Closing, as applicable, for two (2) years thereafter, unless a claim is made and action instituted prior to the end of such survival period in which event the survival period shall extend until the final resolution of such claim.

12.2. Indemnification by each of the Sellers.

Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, the applicable Seller shall indemnify and hold harmless the Purchaser’s Indemnity from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) any breach of any representation or warranty of such Seller in this Agreement, (ii) any breach by such Seller of any of its respective covenants or obligation under this Agreement; and (iii) any Retained Liabilities of such Seller.

12.3. Indemnification by Purchaser.

Subject to the limitations set forth in this Article 12, the Purchaser shall indemnify and hold harmless the Seller’s Indemnitees from and against any Indemnification Loss incurred by any Seller’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of the Purchaser in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (ii) any breach by the Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be).

12.4. Indemnification Procedure.

12.4.1 Notice of Indemnification Claim. If any of the Seller Indemnitees or the Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

12.4.2 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

12.4.3 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

12.4.4 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the

Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto.

12.4.5 No Duplication. The Sellers shall not be liable to the Purchaser Indemnitees nor required to indemnify such Purchaser Indemnitees, pursuant to this Article 12 if, under the provisions of the Sub-permit for the Cypress Premises or the Sublease for the Skylift Premises, as the case may be, such Seller is required to indemnify the Purchaser Indemnitees, or any of them thereunder.

12.4.6 Arbitration of Claims. The parties agree that if an Indemnification Claim or the amount thereof is disputed, no litigation will be commenced for thirty (30) days after notification of the Indemnification Claim, during which period the parties shall seek in good faith to negotiate a resolution of such claim. If for any reason the parties are unable to agree on a mutually satisfactory resolution of the claim, then the claiming party may institute arbitration or litigation for recovery of such claim with none of the settlement negotiations discoverable or in any way a matter of evidence in such arbitration or litigation, as follows:

i. if the amount of the Indemnification Claim is less than $250,000, the Parties will refer the matter to binding arbitration pursuant to Section 12.7 of this Agreement; or

ii. if the amount of the Indemnification Claim is $250,000 or more, then the claiming party may institute litigation for recovery of such claim with none of the settlement negotiations discoverable or in any way a matter of evidence in such litigation.

12.5. Limitation on Claim.

The Sellers shall only be liable to indemnify the Purchaser Indemnitees and the Purchaser shall only be liable to indemnify the Seller Indemnitees hereunder for (i) an individual claim that is greater than US$25,000.00, or (ii) claims which in the aggregate exceed $25,000.00, or (iii) claims aggregating an amount which is less than $25,000.00 which have not been resolved in a mutually satisfactory manner as of the sixtieth day prior to the second anniversary of the Closing Date. The maximum aggregate liability of the Sellers to the Purchaser Indemnitees or the Purchaser to the Seller Indemnitees hereunder, as the case may be, shall not exceed the Purchase Price, together (without duplication) with all costs and expenses incurred in connection with the negotiation of this Agreement, due diligence investigation of the investment, and the transactions contemplated herein. In no event shall either Party be liable to the other for consequential, business loss, special, incidental or punitive costs or loss even if such cost or loss was reasonably foreseeable.

12.6. Exclusive Remedy for Indemnification Loss.

Except for claims based on fraud, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

12.7. Arbitration.

If a dispute arises which this Agreement requires be referred to binding arbitration, or which the parties otherwise agree will be settled through a binding arbitration, then the parties covenant and agree with each other as follows:

12.7.1 Each party will designate a senior manager or officer to review and make reasonable efforts to develop a workable resolution to the dispute or disagreement. The communications in any such attempts to settle shall be privileged in any subsequent proceedings or action, and the failure to arrive at a resolution shall give rise to no claim by either party, whether or not a party arguably failed to make a reasonable effort.

12.7.2 Either party to a dispute or disagreement may at any time refer the dispute or disagreement, including a dispute or disagreement which is under review pursuant to Section 12.6.1 for determination by arbitration in accordance with the following:

A. The arbitration will be conducted by a sole arbitrator agreed by the parties to the dispute unless the parties fail to agree on such sole arbitrator within ten (10) Business Days of the giving of the notice of arbitration or the parties agree that the arbitration should be conducted by a panel of three (3) arbitrators.

B. If the parties fail to agree on a sole arbitrator pursuant to the above, or agree to have a panel of three (3) arbitrators conduct the arbitration:

i. each party will promptly select an arbitrator and the two (2) arbitrators will then promptly select a third arbitrator;

ii. if either party fails to select an arbitrator within seven (7) Business Days of the notice of arbitration the arbitrator selected by the other party will act as the sole arbitrator;

iii. if the arbitrator selected by the parties fails to select a third arbitrator within ten (10) Business Days of the later of their appointments, either party may apply to the American Arbitration Association for the appointment of a third arbitrator;

C. The decision of a majority of the arbitrators or the sole arbitrator, as the case may be, including any decision as to costs, will be final and binding upon the parties but will not be a precedent in any subsequent arbitration under this Lease.

D. Except as expressly provided herein, all arbitrations will be conducted according to the laws governing commercial arbitrations in Tennessee if the dispute involves Skylift Assets or in British Columbia if the dispute involves Cypress Assets.

E. Any dispute referred to arbitration will be dealt with on an expeditious basis with both parties using all commercially reasonable efforts to obtain and implement a timely decision of the arbitrator or arbitrators.

F. All references to currency in this Section 12.7 shall mean United States Dollars unless otherwise expressly provided.

13. MISCELLANEOUS PROVISIONS

13.1. Notices.

13.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, or (iv) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i) or (iii), to the recipient Party at the following address or facsimile number:

If to the Seller:	Boyne USA, Inc.
1 Boyne Mountain Road
P.O. Box 19
Boyne Falls, MI 49713
Attn: Roland Andreasson, Chief Financial Officer
Fax: (231) 549-6094
Telephone: (231) 675-7241

With a copy to:	Lawson Lundell LLP
Barristers & Solicitors
1600 – 925 West Georgia St.
Vancouver, British Columbia V6C 3L2
Attention: Valerie C. Mann, Esq.
Fax: 604-669-1620
Phone: 604-685-3456

If to the Purchaser:	CNL Income Partners, LP
450 S. Orange Avenue, 5th Floor
Orlando, Florida 32801
Attention: Tammie A. Quinlan, Chief Financial Officer
Attention: Amy Sinelli, General Counsel
Fax: 407-650-1058
Phone: 407-650-1000

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
215 N. Eola Drive
Orlando, Florida 32801
Attn: Michael Ryan, Esq.
Fax: (407) 843-4444
Phone: (407) 843-4600

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 13.1.1 under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 13.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 13.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for each Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

13.2. Time is of the Essence.

Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3. Assignment.

Neither the Seller nor the Purchaser shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion, except however, the Purchaser shall have the right to designate a wholly-owned subsidiaries to receive title or may assign this Agreement and the right to receive title to all or any portion of the Assets to any Affiliate of Purchaser by providing written notice to the Seller no later than three (3) Business Days prior to the Closing; provided, however, that (a) such designation or assignment shall not be effective until the Purchaser has provided the Seller with a fully executed copy of such designation or assignment and assumption instrument, and (b) no such assignment will relieve the Purchaser from any of its duties or obligations arising under this Agreement at or prior to Closing.

13.4. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

13.5. Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

13.6. Rules of Construction.

The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7. Severability.

If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

13.8. Jurisdiction and Venue.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida. The parties hereto agree to submit to the jurisdiction of British Columbia in connection with any claims or controversy arising out of this Agreement that relate to the Cypress Assets and to Tennessee in connection with any claims arising out of this Agreement that relate to the Skylift Assets and each of the Seller (for itself and all Seller’s Indemnitees) and Purchaser (for itself and all Purchaser’s Indemnitees) hereby submit to jurisdiction in such courts, and waive any defense based on forum non conveniens, provided that any Party may seek injunctive relief or specific performance with respect to any of the Assets in the courts of the State or Province in which the Assets are situated and may incorporate a claim against the Seller of such Asset with respect to any claim for injunctive relief or specific performance.

13.9. Waiver of Trial by Jury.

Each Party hereby waive its right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement.

13.10. Prevailing Party.

If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

13.11. Incorporation of Recitals, Exhibits and Schedules.

The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 13.14) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any Schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

13.12. Updates of Schedules.

The Seller shall promptly amend and supplement any Schedule to this Agreement as to the Cypress Assets from time to time prior to Closing to the extent that (i) such Schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, and (ii) the Seller did not have Seller’s Knowledge as of the time the original Schedule was delivered to the Purchaser of the matter being disclosed in such amendment or supplement by providing a written copy of such amendment or supplement to the Purchaser. If the Seller makes any amendment or supplement to the schedules after the date of this Agreement (a “Post-Execution Disclosure”), then so long as said Post-Execution disclosure is accepted by the Purchaser in the Purchaser’s sole discretion (A) such Post-Execution Disclosure shall, only if it is material, constitute a Purchaser’s Closing Condition Failure pursuant to Section 7.4 and (B) if the Purchaser proceeds to Closing notwithstanding such Post-Execution Disclosure, the corresponding representation, warranty or other information shall be deemed qualified by such Post-Execution Disclosure for the purposes of limiting the defense and indemnification obligations of the Seller under this Agreement.

13.13. Entire Agreement.

This Agreement and the agreements to be executed and delivered in connection herewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the date of this Agreement with respect to the transactions described in this Agreement.

13.14. Amendments, Waivers and Termination of Agreement.

Except as set forth in Section 13.13, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

13.15. Tax Disclosures.

Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Seller to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

13.16. Joinder by Boyne.

Boyne USA, Inc. (“Boyne”) joins in the execution of this Agreement solely for the purpose of confirming and agreeing that, pursuant to that certain term sheet entered into between the Purchaser and Boyne USA, Inc., Boyne USA, Inc. will execute and deliver a Guaranty Agreement at each closing as contemplated herein by which Boyne will guaranty (or in Canada, indemnify) with respect to the payment by the relevant tenant under the Sublease or Sub-permit, as the case may be, of the Minimum Rent payments under the Sub-permit or Sublease (as the term “Minimum Rent” is defined therein, respectively) for a period of four (4) years immediately following the Closing Date.

13.17. Multiple Purchasers.

Notwithstanding the foregoing or anything else contained herein or elsewhere, the Sellers acknowledge and agree that the Purchaser may in the Purchaser’s sole discretion, direct title to each Asset and/or any combination of the Assets to different Persons and/or combinations of Persons controlled by the Purchaser as designated by the Purchaser, from time to time provided that the representations and warranties of the Purchaser with respect to such Persons contained herein and made to the Sellers and to the Minister of Environment remain true and correct. In such an event, all documentation shall be prepared and delivered by the Sellers to the appropriate purchaser on an Asset-by-Asset basis. Upon the Skylift Closing and delivery of the Skylift Assets to Purchaser’s Affiliates, Purchaser shall have no further obligation or liability under this Agreement to Seller with respect to the Skylift Assets; upon Closing and delivery of the Cypress Assets to Purchaser’s Affiliates, Purchaser shall have no further obligation or liability under this Agreement.

13.18. Execution of Agreement.

A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

WITNESSES:		SELLER:

GATLINBURG SKYLIFT, LLC, a Michigan limited liability company

/s/ Shamira Bartley		By:	/s/ Stephen M. Kircher
Name:	Shamira Bartley	Name:	Stephen M. Kircher

/s/ John C. White		Title:	President
Name:	John C. White
CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP, a British Columbia limited partnership

		By:	its general partner Cypress Bowl, ULC, an unlimited liability company under the laws of Nova Scotia

			By:	/s/ John E. Kircher
Name:			Name:	John E. Kircher

Title:
Name:
PURCHASER:

CNL INCOME PARTNERS, LP., a Delaware limited partnership

		By:	its general partner CNL Income GP Corp., a Delaware corporation

/s/ Shamira Bartley			By:	/s/ Tammie A. Quinlan
Name:	Shamira Bartley		Name:	Tammie A. Quinlan

/s/ John C. White			Title:	Executive Vice President
Name:	John C. White

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

BOYNE:

BOYNE USA, Inc., a Michigan corporation

By:	/s/ Stephen M. Kircher
Name:	Stephen M. Kircher
Title:	President of Eastern Operations